Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
ACTION ACQUISITIONS LLC,
STARMAN OPTICAL, INC.
and
GOPRO, INC.
Dated as of September 1, 2026

EXHIBITS
Exhibit A    Form of Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated September 1, 2026, is entered into by and among Action Acquisitions LLC, a Delaware limited liability company (“Parent”), Starman Optical, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and GoPro, Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties” and, each, a “Party”). Capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to them in Section 1.1.
RECITALS
WHEREAS, the Parties desire to consummate a transaction in which (i) each issued and outstanding share of Common Stock (other than Excluded Shares) of the Company will convert into the right to receive the Merger Consideration and (ii) Merger Sub will merge with and into the Company, with the Company surviving the merger as a subsidiary of Parent (the “Merger”), in each case pursuant to the terms and subject to the conditions of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”).
WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Transactions”) are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions upon the terms and subject to the conditions set forth in this Agreement and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”) and directed that this Agreement be submitted to the Company Stockholders for adoption thereby.
WHEREAS, the board of directors of each of Parent and Merger Sub has (i) determined that the terms of this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Parent and Merger Sub and their respective equityholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (iv)  resolved, in the case of the board of directors of Merger Sub, subject to the terms and conditions set forth in this Agreement, to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement.
WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following the execution and delivery of this Agreement by the Parties.
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Midtown Equities LLC (“Sponsor”) has entered into a commitment letter between Parent and Sponsor, pursuant to which Sponsor has committed, subject to the terms and conditions thereof, to fund the cash amounts set forth therein, dated as of the date hereof (together with all exhibits, schedules, annexes and amendments thereto, the “Commitment Letter”).

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof or (ii) executed, delivered and effective after the date hereof, in either case, containing customary confidentiality and non-use provisions with respect to the Company’s proprietary information (subject to customary exceptions); provided that any such agreement effective after the execution of this Agreement (x) need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Proposal, (y) does not prohibit compliance by the Company with the terms of this Agreement and (z) will not otherwise be materially less favorable in the aggregate to the Company Group than the terms of the Confidentiality Agreement. For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a Third Party agrees to be bound by the confidentiality and non-use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise).
“Alternative Proposal” means, other than the Transactions, any written offer, proposal or indication of interest by a Third Party (including any “group” (within the meaning of Section 13(d)(3) of the Exchange Act)), contemplating or otherwise relating to any transaction or series of related transactions involving any (i) direct or indirect acquisition of assets of the Company Group constituting 50% or more (based on the fair market value thereof, as determined by the Company Board) of the consolidated assets of the Company Group (excluding cash), (ii) direct or indirect acquisition or issuance of 50% or more of the aggregate voting power of the capital stock of the Company or (iii) any tender offer, exchange offer, merger, amalgamation, consolidation, binding share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity (any transaction described by the foregoing clauses (i) through (iii), an “Acquisition Transaction”).

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), (ii) the Corruption of Foreign Public Officials Act, S.C. 2002, c. 8 (Canada), (iii) the U.K. Bribery Act 2010 and (iv) all other applicable anti-bribery, anti-corruption and similar applicable Laws of each jurisdiction in which the Company Group operates or has operated.
“Anti-Money Laundering Laws” means all applicable financial recordkeeping, reporting and registration requirements, including the money laundering statutes of any jurisdiction applicable to the Company or its Subsidiaries, the rules and regulations thereunder, the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury and any legal requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.
“Antitrust Law” means, individually and collectively, the HSR Act, the U.S. Sherman Antitrust Act of 1890, as amended, the U.S. Clayton Act of 1914, as amended, the U.S. Federal Trade Commission Act, as amended, and any other applicable U.S. federal, state or non-U.S. statutes, rules, regulations, orders, decrees and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) regulate foreign investment.
“Benefit Plans” means any written employee benefit plan (as defined in Section 3(3) of ERISA), employment, consulting, retirement, severance, termination or change-in-control agreements, deferred compensation, equity-based compensation, incentive bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits, perquisites or remuneration plan, Contract or arrangement, in each case, which is sponsored or maintained, or required to be contributed to, by any Company Group Member, excluding any plan, Contract or arrangement required by applicable Law or any multiemployer plan as defined in Section 3(37) of ERISA.
“Burdensome Condition” means a material adverse impact on the business, assets, financial condition or results of operations of the Company Group, taken as a whole, or on Parent and its Affiliates, taken as a whole.
“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in San Mateo, California or New York City, New York; provided that, solely for purposes of determining the Closing Date or the Outside Date (or any extension thereof), a Business Day means a day that the Secretary of State of the State of Delaware is open and able to accept the filing of the Certificate of Merger.
“Cash Equivalent Merger Consideration” means (a) the Per Share Cash Consideration plus (b) the product (rounded to the nearest whole cent) of (i) the Per Share Stock Consideration multiplied by (ii) the Closing Stock Price.
“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.
“Class A Company Stockholder” means a holder of Class A Common Stock.

“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of the Company.
“Closing Stock Price” means the average of the VWAP per share of Class A Common Stock on Nasdaq for the 10 consecutive trading days ending on (and including) the fifth full trading day prior to the Closing Date, as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company.
“Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Company Credit Agreements” means (i) that certain Credit Agreement, dated as of August 4, 2025 (as amended by (a) that certain Amendment No. 1 to Credit Agreement, dated as of November 5, 2025, (b) that certain Amendment No. 2 to Credit Agreement, dated as of February 27, 2026, and (c) that certain Waiver & Amendment No. 3 to Credit Agreement, dated as of July 9, 2026), by and among the Company, Farallon Capital Management, L.L.C., and the other parties thereto, (ii) that certain Credit Agreement, dated as of January 22, 2021 (as amended by (a) that certain Amendment No. 1 to Credit Agreement, dated as of March 10, 2023, (b) that certain Amendment No. 2 to Credit Agreement, dated as of August 4, 2025, (c) that certain Amendment No. 3 to Credit Agreement, dated as of February 27, 2026, and (d) that certain Waiver and Amendment No. 4, dated as of July 9, 2026), by and among the Company, Wells Fargo, N.A., and the other parties thereto, (iii) that certain Senior Secured Note, dated as of July 9 2026, by and between the Company and The Terrapin Trust Under Trust Agreement Dated December 30, 2021, and (iv) that certain Senior Secured Note, dated as of July 9 2026, by and between the Company and The Woodman Family Trust Under Trust Agreement Dated March 11, 2011.
“Company Equity Awards” means Company Options, Company PSUs, Company SBAs and Company RSUs.
“Company Equity Commitments” means (i) securities of any Company Group Member convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof) and (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company.
“Company ESPP” means the Company’s 2024 Employee Stock Purchase Plan, as amended, restated, supplemented or otherwise modified from time to time pursuant to its terms.
“Company Group” means the Company and each of its Subsidiaries (each such Person, a “Company Group Member”).
“Company IT Assets” means the information technology assets owned or leased to and used by the Company Group.
“Company Option” means each compensatory option to acquire shares of Class A Common Stock granted by the Company or its Subsidiaries pursuant to a Company Stock Plan.

“Company Products” means all products or services distributed, produced, marketed, licensed, sold, offered for sale, performed or otherwise commercialized by or on behalf of the Company Group as of the Closing Date.
“Company PSU” means each award of restricted stock units representing the right to vest in and be issued shares of Class A Common Stock granted pursuant to a Company Stock Plan that is subject to the satisfaction of certain performance-based vesting conditions.
“Company RSU” means each award of restricted stock units representing the right to vest in and be issued shares of Class A Common Stock granted pursuant to a Company Stock Plan, other than each Company PSU.
“Company SBA” means each stock bonus award of shares of Class A Common Stock granted pursuant to a Company Stock Plan.
“Company Software” means any proprietary software owned by the Company Group.
“Company Stock Plans” means the Company Stock Plans set forth on Schedule 3.12(a) of the Company Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified in accordance with its terms.
“Company Stockholder” means a holder of Common Stock.
“Company Termination Fee” means $10,000,000.
“Company Warrants” means (i) that certain Warrant Agreement, dated as of August 4, 2025 (as amended by that certain Amendment No. 1 to Warrant Agreement, dated as of November 5, 2025), by and between the Company and Mateo Financing, LLC, (ii) that certain Common Stock Purchase Warrant, dated as of July 9, 2026, by and between the Company and The Terrapin Trust Under Trust Agreement Dated December 30, 2021, and (iii) that certain Common Stock Purchase Warrant, dated as of July 9, 2026, by and between the Company and The Woodman Family Trust Under Trust Agreement Dated March 11, 2011.
“Confidentiality Agreement” means that certain mutual confidentiality agreement, dated August 28, 2026, by and among Parent, Starman New Photonics and the Company.
“Consent” means authorization, permit, consent or approval of any Governmental Authority.
“Contract” means any legally binding agreement, lease, sublease, license, contract, note, mortgage, indenture, arrangement or other obligation, other than any Benefit Plan.
“Convertible Debentures” means, collectively, the Convertible Debentures listed on Schedule 1.1-1 of the Company Disclosure Schedules.
“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, storage, treatment, transportation, presence, disposal, release or threatened release of any harmful or deleterious substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means all entities (whether or not incorporated) that would be treated together with any Company Group Member as a “single employer” within the meaning of Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“Fraud” means knowing and intentional common law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction, solely with respect to the representations and warranties contained in Article III (in the case of the Company) or Article IV (in the case of Parent and Merger Sub) and shall require an affirmative showing of (i) actual knowledge of such misrepresentation (as opposed to the making of a representation or warranty (affirmatively or by omission) negligently or without actual knowledge of its truthfulness), (ii) the intention of the Person making such misrepresentation to deceive and induce the Party to which such misrepresentation was made to enter into this Agreement or to consummate the Merger, (iii) the reckless disregard of the Person making such representation or omitting to state a material fact necessary in order to make the statement made, in light of the circumstances in which it was made, not misleading and (iv) such Party’s actual, reasonable and justifiable reliance on such misrepresentation to its material detriment by entering into this Agreement or consummating the Merger. For the avoidance of doubt, “Fraud” does not and shall not include equitable fraud, constructive fraud, unfair dealings fraud or any torts (including fraud) based on negligence.
“GAAP” means U.S. generally accepted accounting principles.
“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” or “contaminants” or (ii) a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon.
“Intellectual Property Rights” means all (i) trademarks, service marks, brand names, trade, corporate and d/b/a names, Internet domain names, social and mobile media identifiers, logos, trade dress and other indicia of source or origin, all common-law rights relating thereto and all goodwill symbolized thereby, (ii) patents, inventions and discoveries (whether or not patentable or reduced to practice), (iii) confidential information, trade secrets and know-how, processes, methods and algorithms, (iv) copyrights and works of authorship (including copyrights in software, website and mobile content and documentation), and (v) registrations, applications, renewals, divisionals, continuations, continuations-in-part, re-examinations, re-issues, extensions and foreign counterparts relating to the foregoing.
“Intervening Event” means any Effect that (i) was not known to the Company Board as of the date hereof or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date hereof, (ii) does not relate to any Alternative Proposal (or any inquiry that constitutes, or is reasonably expected to lead to, an Alternative Proposal) and (iii) does not relate to any changes in the market price of Common Stock or to any general changes in economic, business or market conditions of the Company.
“Knowledge” or any similar phrase means (i) with respect to the Company, the actual knowledge of the individuals set forth in Schedule 1.1-2 of the Company Disclosure Schedules after reasonable inquiry of their direct reports, and (ii) with respect to Parent and Merger Sub, the actual knowledge of the individuals set forth in Schedule 1.1-3 of the Company Disclosure Schedules after reasonable inquiry of their direct reports, in each case on the date hereof.
“Laws” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, code, Order or arbitration award.
“Made Available” means information or documents (i) accessible to Parent, Merger Sub or any of their respective Representatives in the online data room hosted on behalf of the Company by Datasite under the name “Project Athena,” (ii)  provided via email by the Company or its Representatives to Parent, Merger Sub or their respective Representatives or (iii)  publicly made available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case prior to the execution and delivery of this Agreement.
“Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided that none of the following, and no Effect resulting from, attributable to, or arising out of any of the following, shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Material Adverse Effect: (i) any changes in economic, business, financial, commodity, credit, debt, securities (including any suspension of trading in securities on any market), exchange rate, interest rate, derivatives or capital markets, or any political, social, geopolitical or regulatory conditions in the United States or any other country or region in the world, including any tariffs, trade embargos or trade disputes, (ii) factors generally affecting the industries, jurisdictions or geographic areas in which the Company Group operates, (iii) changes or proposed changes in accounting requirements or principles required by GAAP or in any Law, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof, (iv) any failure by the Company to meet any internal or public projections, forecasts, budgets, plans, estimates, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts or occurrences giving rise to such failure, to the extent not otherwise excluded from this definition, may be taken into account in determining whether there has been or will be a Material Adverse Effect), (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, civil disobedience, hostilities, sabotage, cyberattack, data breaches, ransomware attacks, power outages, electrical blackouts, terrorism, military actions or the escalation of any of the foregoing, or any hurricane, flood, tornado, fire, earthquake, act of God or other catastrophic weather or natural disaster, or any pandemic or other public health event or any other force majeure event, whether or not caused by any Person or any escalation or worsening of the foregoing, (vi) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, in each case, in connection with or in response to any pandemic or other public health event, (vii) [intentionally left blank], (viii) the entry into, announcement, pendency or performance of this Agreement and the consummation of the Merger or any other Transaction or any Effect resulting from the identity of Parent, Merger Sub or their Affiliates, including any changes in the relationship of any

Company Group Member, contractual or otherwise, with customers, employees, contractors, suppliers, distributors, licensors, licensees, financing sources, partners or others, (ix) [intentionally left blank], (x) a decline in the market price, or change in trading volume, of the shares of Common Stock on Nasdaq or any other exchange on which the shares of Common Stock may be traded or any change affecting credit ratings or the ratings outlook for any Company Group Member (it being understood that the underlying facts or occurrences giving rise to such decline or change, to the extent not otherwise excluded from this definition, may be taken into account in determining whether there has been or will be a Material Adverse Effect), (xi) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation, (xii) any actions required in order to obtain any waiver or consent from any Person or Governmental Authority in connection with the Merger or other Transactions, (xiii) any item or matter set forth in the publicly available Company Reports filed with the SEC or in the Company Disclosure Schedules, (xiv) any existing event or occurrence or circumstance of which Parent has knowledge as of the date hereof, (xv) any reduction in the price of services or products offered by the businesses of the Company or its Subsidiaries in response to the reduction in the price of comparable services or products offered by a competitor or (xvi) any Transaction Litigation. Any determination as to whether any Effect, individually or in the aggregate with such other Effects, has had, or would reasonably be expected to have, a Material Adverse Effect shall be made only after also taking into account all mitigating factors associated with such Effect, including any third-party insurance coverage and any indemnification and reimbursement recoveries; provided that with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv) and (vi), if such Effect has had a disproportionate adverse effect on the Company or any Subsidiary relative to other companies operating in the Company’s industry, then only the incremental disproportionate adverse effect of such Effect (only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition) shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.
“Material Contract” means each Contract set forth on Schedule 3.10(a) of the Company Disclosure Schedules.
“Nasdaq” means The Nasdaq Global Market.
“Net Working Capital” means an amount equal to the current assets minus the current liabilities determined in accordance with GAAP, (i) excluding (a) any short-term indebtedness and short-term lease liabilities of the Company Group and (b) any indebtedness of the Company Group outstanding as of date of this Agreement, and interest and fees thereon, under the Company Credit Agreements and the Convertible Debentures and (ii) including any indebtedness of the Company Group incurred after the date of this Agreement under the Company Credit Agreements and the Convertible Debentures.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Open Source Software” means any software licensed, provided or distributed under any open-source or similar license, including software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL or any other license that is defined as an “open source license” by the Open Source Initiative.
“Order” means any order, final award, judgment, injunction, writ, decree (including any consent decree), ruling or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Authority of competent jurisdiction.

“Paying Agent” means a bank or trust company that is reasonably acceptable to Parent and the Company.
“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or similar matters that would be evident from the records of the relevant Governmental Authority maintaining such records or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operations of the assets to which they relate, (ii) pledges or deposits by any Company Group Member under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders or Contracts to which such entity is a party, or deposits to secure public or statutory obligations of such entity, (iii) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ Liens (A) arising or incurred in the ordinary course of business or that are not otherwise material or (B) for sums not yet due or being contested in good faith by appropriate Proceedings, (iv) Liens or imperfections of title that do not materially impair the ownership or use of the assets to which they relate, (v) non-exclusive licenses and other grants of rights (including options to be granted a license) of Intellectual Property Rights, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) Liens granted to secure (A) intercompany borrowings among Company Group Members, (B) any indebtedness under the Company Credit Agreements, the Company’s purchase arrangements with financial institutions or otherwise existing as of the date hereof or (C) any indebtedness incurred as permitted under this Agreement, (viii) Liens to be discharged at or prior to the Effective Time, (ix) Liens created by or arising from the actions of Parent, Merger Sub or their respective Affiliates, (x) Liens the existence of which are disclosed in the notes to or otherwise reflected or reserved against in, the consolidated financial statements of the Company included in the Company Reports, (xi) Liens arising in the ordinary course of business (including (A) customer return rights, warranty claims, rebates, refunds and other discounts to customers and (B) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation) and not incurred in connection with the borrowing of money, (xii) Liens arising under applicable securities Laws, (xiii) public roads and highways or title to any portion of the real property leased by any Company Group Member lying within the right of way or boundary of any public road or private road that do not materially impair the occupancy, use or value of such leased real property, (xiv) matters that would be disclosed by an accurate inspection, a title commitment dated as of the date hereof, or current, accurate survey of each parcel of the real property leased by any Company Group Member, (xv) rights of parties in possession of the leased real property without options to purchase, rights of first offer, rights of first refusal or other preferential purchase rights, (xvi) Liens arising in connection with sales of receivables, (xvii) Liens on goods in transit, (xviii) purchase money Liens and Liens securing rental payments under capital leases, (xix) Liens set forth on Schedule 1.1-4 of the Company Disclosure Schedules and (xx) such other Liens as would not constitute a Material Adverse Effect.
“Person” means, as broadly interpreted, any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“Personal Information” means information defined as “personally identifiable information,” “personal data,” or “personal information” under applicable Privacy Laws.
“Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.
“Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation and its Subsidiaries (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under then-present conditions for the sale of comparable business enterprises.
“Privacy Laws” means any Laws relating to the privacy, security, or Processing of Personal Information.
“Privacy Policies” means all public written policies, notices, and statements relating to the Processing of Personal Information.
“Proceeding” means any actions, suits, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in any case, by or before a Governmental Authority.
“Process”, “Processed”, or “Processing” means any operation or set of operations that is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination, or combination of such Personal Information.
“Representatives” with respect to any Person means such Person’s directors, officers, employees, investment bankers, attorneys, accountants or other advisors.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” means (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom, (ii) any Person operating, organized or ordinarily resident in a Sanctioned Country, (iii) the government of a Sanctioned Country or the Government of Venezuela or (iv) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State or (ii) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Subsidiary” means a subsidiary of the Company that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated pursuant to the Exchange Act.
“Solvent” means that, as of any date of determination, (i) the Present Fair Salable Value of the assets of the Surviving Corporation and its Subsidiaries will, as of such date, exceed all of their liabilities, contingent or otherwise, as of such date, (ii) the Fair Value of the assets of the Surviving Corporation and its Subsidiaries will, as of such date, exceed all of their liabilities, contingent or otherwise, as of such date, (iii) the Surviving Corporation and its Subsidiaries will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged or are about to be engaged and (iv) the Surviving Corporation and its Subsidiaries will be able to pay their debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their indebtedness, in each case after giving effect to the Transactions.
“Stock Consideration” means the shares of Surviving Corporation Common Stock issuable as part of the Merger Consideration pursuant to Section 2.6.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Superior Proposal” means any bona fide, written Alternative Proposal made after the date hereof by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, taking into account the legal, financial, financing, regulatory and other aspects of such proposal or offer and such other factors as the Company Board considers to be appropriate, to be more favorable to the Company Stockholders from a financial point of view than the Transactions (taking into account any adjustments proposed by Parent pursuant to Section 5.2(e)(ii) prior to the time of such determination).
“Surviving Corporation Common Stock” means the common stock, $0.0001 par value per share, of the Surviving Corporation.
“Tax” or “Taxes” means any taxes of any kind, including income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value-added, property or windfall profits taxes, together with any interest and any penalties, or additions to tax imposed by any Governmental Authority with respect thereto.
“Tax Return” means any return, report or statement (including information returns) required to be filed with or provided to any Governmental Authority, including any schedule or attachment thereto or amendment thereof.
“Termination Time” means the earlier of: (i) the valid termination of this Agreement in accordance with its terms and (ii) the Effective Time.
“Third Party” shall mean any Person other than Parent, Merger Sub and their respective Affiliates.
“Trade Control Laws” means (i) all applicable trade, export control, import and antiboycott Laws and regulations imposed, administered or enforced by the U.S. government and (ii) all applicable trade, export control, import and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.
“Unvested RSU” means each Company RSU that is outstanding immediately prior to the Effective Time and is not a Vested RSU.
“Vested RSU” means (i) any Company RSU held by a non-employee member of the Company Board and (ii) any other Company RSU (or portion thereof) that is vested, in each case, that has not been settled in shares of Common Stock as of immediately prior to the Effective Time.

“VWAP” means, for any date, the daily volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on Nasdaq as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. ET to 4:02 p.m. ET).
“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with Knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement; provided that a failure by the Company, Parent or Merger Sub to effect the Closing in accordance with Section 2.2 upon satisfaction or waiver of the applicable conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing) shall constitute a Willful and Material Breach of this Agreement.
1.2    Interpretation and Construction.
(a)    Drafting Principles. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The Parties further agree that no prior drafts of this Agreement or any communications or negotiations prior to the execution hereof shall be used to interpret the meaning of any provision or to establish the intent of the Parties with respect thereto.
(b)    Headings; References. Where a reference in this Agreement is made to an Article, Section, Subsection, Recital, Preamble or Exhibit, such reference shall be to an Article, Section, Subsection, Recital, Preamble or Exhibit of or to this Agreement, unless otherwise indicated. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Except to the extent specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. All references herein to a Party shall be deemed to refer to both such Party and such Party’s successors and permitted assigns. Except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto, in each case as of the date hereof and only to the extent made available as of the date hereof.
(c)    Meanings of Certain Terms. Unless the context otherwise requires: (i) the word “day” means calendar day; (ii) the words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “will” shall be construed to have the same meaning as the word “shall”; (iv) the word “dollar” and the symbol “$” refer to U.S. Dollars; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if”; (vi) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vii) whenever the words “ordinary course of business” or “ordinary course of business consistent with past practice” are used in this Agreement with respect to any Person, they shall be deemed to be followed by the words “taking into account the circumstances existing at the relevant time” and, in the case of “consistent with past practice,” shall be measured by reference to the historical practice of such Person; (viii) any terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ix) references in this Agreement to any gender include all genders; (x) references in this Agreement to the “United States” mean the United States of America and its territories and possessions; and (xi) the term “or” is disjunctive but not exclusive. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place.
(d)    Financial Terms. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. All amounts in this Agreement shall be paid in U.S. Dollars, unless specifically otherwise provided, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal and in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest cent.
(e)    Dates and Times. Whenever this Agreement refers to a specific time, such time shall be Pacific time, unless another time zone is specified. Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. If, pursuant to the terms hereof, the date of (or last day of a time period for) performance or giving notice or taking of any action required or permitted by this Agreement falls on a date that is not a Business Day, such date (or period) shall be extended to the next succeeding Business Day.
(f)    Exhibits; Company Disclosure Schedules. Notwithstanding anything to the contrary set forth in this Agreement, the Company Disclosure Schedules and any exhibits and schedules referred to in this Agreement are “facts ascertainable” (as such term is used in Section 251(b) of the DGCL) and, for purposes of the Laws of the State of Delaware, including Section 251 of the DGCL, are not a part of, and do not form a part of, this Agreement. The Company Disclosure Schedules may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more covenants contained in Article V. Inclusion of any items or information in the Company Disclosure Schedules shall not be deemed to be an acknowledgement or agreement that any such item or information (or any undisclosed item or information of comparable or greater significance) is “material” or, individually or in the aggregate, constitutes, has had or would reasonably be expected to result in a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.
ARTICLE II.
THE MERGER
2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will become a Subsidiary of Parent as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

2.2    Closing.
(a)    Closing Date. The Parties shall cause the closing of the Merger (the “Closing”) to occur via the remote exchange of signatures and deliverables no later than the second Business Day after the day on which the last of the conditions set forth in Article VI has been satisfied or waived pursuant to the terms of this Agreement and applicable Law (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
(b)    Effective Time. On or prior to the Closing Date, the Parties shall cause the consummation of the Merger to occur by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, and the Parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time at which the Merger becomes effective, the “Effective Time”).
2.3    Effect of the Merger. At the Effective Time, the effects of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company (the “Charter”) shall be amended and restated in its entirety to be in the form attached as Exhibit A, and, as so amended and restated, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein or permitted by applicable Law, in each case consistent with the obligations set forth in Section 5.11.
(b)    Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of the Company (the “Bylaws”) in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company shall be GoPro, Inc.) and, as so amended and restated, shall become the bylaws of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.11.
2.5    Directors and Officers of the Surviving Corporation.
(a)    Directors. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws and applicable Law.
(b)    Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, remain the officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws and applicable Law.
2.6    Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:
(a)    Merger Sub Capital Stock. Each share of Merger Sub’s common stock, par value $0.00001 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into 18.57 validly issued, fully paid and nonassessable shares of Surviving Corporation Common Stock.
(b)    Common Stock. Each share of Common Stock that is not an Excluded Share and that is issued and outstanding immediately prior to the Effective Time (each, an “Eligible Share”) shall automatically convert into the right to receive (A) 0.1 shares of Surviving Corporation Common Stock (the “Per Share Stock Consideration”) and (B) $1.14 per share in cash, without interest, as the same may be adjusted pursuant to Section 5.18(d) (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”), and shall automatically be canceled and cease to exist, and each book-entry account formerly representing such shares of Common Stock (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration.
(c)    Treasury Shares. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and owned or held in treasury by the Company, Parent or any of their respective Subsidiaries shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Canceled Shares”).
(d)    Dissenting Shares. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (each, a “Dissenting Share” and each Dissenting Share, together with each Canceled Share, an “Excluded Share”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6(b). The Company shall provide Parent prompt written notice and copies of any demands received by the Company for appraisal of shares of Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Subject to the previous sentence, the Company shall enforce any contractual waivers that holders of Common Stock have granted regarding the waiver of appraisal or dissenter rights that apply to the Merger. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing.
(e)    Company Warrants. If the Company Warrants are outstanding immediately prior to the Effective Time, then, in accordance with the terms governing such Company Warrant, such Company Warrant shall cease to represent a warrant to purchase Common Stock and, in accordance with Section 3(d) of the applicable Company Warrant, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the Black Scholes Value (as defined in the applicable Company Warrant) for such Company Warrant.
2.7    Treatment of Company Equity Awards.
(a)    Company Options.
(i)    In-the-Money Options. At the Effective Time, each Company Option that is vested and outstanding immediately prior to the Effective Time and that has an exercise price per share that is less than the Cash Equivalent Merger Consideration (each, an “In-the-Money Vested Option”) shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Cash Equivalent Merger Consideration over (B) the exercise price per share of such Company Option, multiplied by (ii) the total number of shares of Common Stock issuable upon the exercise in full of such Company Option, less applicable Taxes and authorized deductions.
(ii)    Out-of-the-Money and Unvested Options. At the Effective Time, each Company Option that is not an In-the-Money Vested Option (including each Company Option that is not vested prior to the Effective Time and each Company Option that has an exercise price per share equal to or greater than the Cash Equivalent Merger Consideration) shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be canceled at the Effective Time for no consideration and shall cease to exist.
(b)    Company RSUs.
(i)    Vested RSUs. At the Effective Time, each Vested RSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (A) the Cash Equivalent Merger Consideration multiplied by (B) the total number of shares of Common Stock subject to such award of Vested RSUs, less applicable Taxes and authorized deductions.
(ii)    Unvested RSUs. At the Effective Time, each Unvested RSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be assumed by the Surviving Corporation and shall become a restricted stock unit to receive a number of shares of the Surviving Corporation Common Stock equal to the number of shares of Common Stock that were subject to such Unvested RSU immediately prior to the Effective Time (the “Assumed RSUs”), with such Assumed RSUs vesting in accordance with the vesting schedule and subject to the relevant terms and conditions applicable to such Unvested RSU immediately prior to the Effective Time, including any accelerated vesting terms and conditions.

(c)    Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be assumed by the Surviving Corporation and shall become a performance stock unit to receive a number of shares of Surviving Corporation Common Stock equal to the number of shares of Common Stock that were subject to such Company PSU immediately prior to the Effective Time (the “Assumed PSUs” and, together with the Assumed RSUs, the “Assumed Awards”), with such Assumed PSUs subject to the same performance-based vesting conditions and otherwise vesting in accordance with the vesting schedule and subject to the relevant terms and conditions applicable to such Company PSUs immediately prior to the Effective Time, including any accelerated vesting terms and conditions.
(d)    Payment for Company Equity Awards.
(i)    Vested Consideration. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount of cash owed to holders of Company Options and Vested RSUs with respect to such Company Options and Vested RSUs to the extent the Company’s cash on hand at Closing (after taking into account the payment of the Company’s transaction expenses) is insufficient to pay such amount at the Closing. As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following the Closing Date, Parent will cause the Surviving Corporation to pay the applicable former holders of Company Equity Awards the consideration such former holders are entitled to receive as of the Closing pursuant to this Section 2.7.
(ii)    Assumed Awards. If, following the Effective Time, the employment of any holder of an Assumed Award (such holder, an “Assumed Holder”) with the Surviving Corporation (or with Parent or any of its Affiliates other than the Surviving Corporation to the extent such Assumed Holder becomes employed by Parent or such Affiliate, in lieu of the Surviving Corporation, in connection with the consummation of the Transactions) is terminated by the Surviving Corporation, Parent or such other Affiliate of Parent (the “Parent Employer Entity”) under any circumstance other than for Cause (as defined in Schedule 2.7(d)(ii)(C) of the Company Disclosure Schedules) where such Assumed Holder otherwise does not vest in the Assumed Award, then Parent will cause the Surviving Corporation to accelerate the vesting of any Assumed Award that would have vested for such Assumed Holder following the date of such termination, had such Assumed Holder remained continuously employed by the Parent Employer Entity through each of the remaining vesting dates (and deeming any Assumed PSUs to vest at the greater of actual performance or target) and shall settle such vested Assumed Awards as promptly as reasonably practicable following such Assumed Holder’s date of termination, but in no event later than 30 days following such termination.
(e)    ESPP. The Company shall, prior to the Effective Time, take all actions necessary to ensure that (i) no new offering or purchase periods under the Company ESPP shall commence after the date hereof, (ii) no new participants be permitted into the Company ESPP after the date hereof and (iii) the existing participants thereunder may not increase their elections with respect to the offering or purchase periods in effect on the date hereof. To the extent that any purchase period that is in effect on the date hereof is scheduled to remain in effect as of the Closing Date, the Company shall take action to provide for an earlier exercise date (including for purposes of determining the applicable purchase price (as defined in the Company ESPP) for the current purchase period) (such earlier date, the “Early ESPP Exercise Date”). The Early ESPP Exercise Date will be prior to, and as close to the Effective Time as is administratively practicable. The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPP, effective as of a date following the Early ESPP Exercise Date and no later than immediately prior to the Effective Time.

2.8    Payment Fund.
(a)    Creation of Payment Fund. Prior to the Closing, Parent will engage the Paying Agent pursuant to an agreement in form and substance that is reasonably acceptable to the Company. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the former holders of shares of Common Stock that are not Excluded Shares, the aggregate Merger Consideration payable or issuable at the Closing pursuant to Section 2.6 and Section 2.7, including all cash amounts payable at the Closing pursuant to Section 2.6 and Section 2.7. The Surviving Corporation Common Stock and cash so deposited with the Paying Agent shall be referred to as the “Payment Fund.” With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent cash sufficient to pay any Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares.
(b)    Investment of Payment Fund. The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable or issuable to former holders of shares of Common Stock pursuant to this Section 2.8, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of such holders. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.8(e).
(c)    Payment Procedures.
(i)    As promptly as reasonably practicable after the Effective Time (and in any event within one Business Day thereafter), the Surviving Corporation (with the assistance of Parent if necessary) shall cause the Paying Agent to provide or make available to each holder of record of Eligible Shares that are Book-Entry Shares not held through The Depository Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, which notice shall include (A) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to such Book-Entry Shares shall pass only upon the cancellation of such Book-Entry Shares by the Paying Agent (which is deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other evidence reasonably acceptable to Parent or the Paying Agent, of such cancellation), such materials to be in such form and have such other provisions as Parent desires and are reasonably acceptable to the Company and (B) instructions for effecting the cancellation of the Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.6(b).
(ii)    With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as reasonably practicable after the Effective Time (and in any event within one Business Day thereafter), upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(iii)    Upon surrender to the Paying Agent of Book-Entry Shares that (A) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other evidence, if any, of surrender with respect to such Book-Entry Shares), in each case pursuant to such materials and instructions as contemplated by Section 2.8(c)(i) and (B) are Book-Entry Shares held through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries pursuant to Section 2.8(c)(ii), the holder of such Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable to such holder, the Merger Consideration in respect of the number of Eligible Shares represented by such Book-Entry Shares.
(iv)    For the avoidance of doubt, no interest will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable or issuable upon the surrender of any Eligible Shares as contemplated by the foregoing provisions of this Section 2.8(c), and any Book-Entry Shares so surrendered shall be canceled by the Paying Agent. Payment of the Merger Consideration upon surrender of an Eligible Share to which such Eligible Share is entitled pursuant to Section 2.6(b) will be deemed to have been paid in full satisfaction of all rights pertaining to such Eligible Share.
(v)    Payment or issuance of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company.
(vi)    No fractional shares of Surviving Corporation Common Stock shall be issued as a result of or in connection with the Merger. The aggregate Stock Consideration issuable to a holder of Eligible Shares shall be, after taking into consideration all Eligible Shares held by such holder, rounded to the nearest whole number.
(d)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Eligible Shares. If, after the Effective Time, any acceptable evidence of a Book-Entry Share formerly representing any Eligible Shares is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be canceled and exchanged for the Merger Consideration to which the holder thereof is entitled in accordance with this Section 2.8(d).
(e)    Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for one year from and after the Closing Date shall be delivered to the Surviving Corporation. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 2.8 shall thereafter look only to Parent and the Surviving Corporation for payment or issuance of the Merger Consideration payable or issuable pursuant to Section 2.6(b) and Section 2.8(c). Notwithstanding anything to the contrary in the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Eligible Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by the holders of Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.9    Adjustments. Notwithstanding anything to the contrary set forth in this Agreement, if, from the date hereof to the earlier of the Effective Time and termination in accordance with Article VII, the issued and outstanding shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender offer or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of shares of Common Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 2.9 shall be construed to permit the Company to take any action except to the extent consistent with, and not otherwise prohibited or restricted by, the terms of this Agreement.
2.10    Withholding. The Paying Agent, the Company, Parent, Merger Sub, the Surviving Corporation and their Affiliates and agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to any holder or former holder of Common Stock or Company Equity Awards, or any other Person, pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
2.11    No Further Rights in Common Stock. From and after the Effective Time, each share of the Company’s capital stock shall no longer be outstanding and shall, subject to Section 2.6(b), automatically be canceled and cease to exist, and (a) each holder of a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8, (b) each holder of any Dissenting Share shall cease to have any rights with respect thereto, except the rights specified in Section 2.6(d) and (c) each holder of any Canceled Shares shall cease to have any rights with respect thereto. The Merger Consideration or the consideration specified in Section 2.6(d), as applicable, paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company’s capital stock. If, after the Effective Time, any Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
2.12    Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the publicly available Company Reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) (including exhibits and other information incorporated by reference therein, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements” and “Quantitative and Qualitative Disclosures About Market Risk” to the extent such disclosures are general and cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the confidential disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedules”) (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
3.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where the failure to be so qualified or licensed would not constitute a Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, true, complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. Each Subsidiary of the Company is wholly owned by a Company Group Member.
3.2    Capital Structure.
(a)    The authorized capital stock of the Company consists of 500,000,000 shares of Class A Common Stock, 150,000,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock. As of 5:00 p.m. on August 31, 2026 (the “Measurement Time”), there were (i) 180,097,818 shares of Class A Common Stock issued and outstanding, 26,258,546 shares of Class B Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, (ii) 26,607,544 shares of Class A Common Stock held in the Company’s treasury, no shares of Class B Common Stock held in the Company’s treasury and no shares of Preferred Stock held in the Company’s treasury, (iii) 11,076,968 shares of Class A Common Stock were subject to issuance upon the exercise of the Company Warrants and 25,706,940 shares of Class B Common Stock were subject to issuance upon the exercise of the Company Warrants, (iv) 1,230,688 shares of Class A Common Stock were subject to issuance pursuant to outstanding Company Options and no shares of Class B Common Stock were subject to issuance pursuant to outstanding Company Options, all of which are vested, (v) 9,576,403 shares of Class A Common Stock were subject to issuance pursuant to outstanding Company RSUs and no shares of Class B Common Stock were subject to issuance pursuant to outstanding Company RSUs, (vi) a maximum of 4,918,938 shares of Class A Common Stock were subject to issuance pursuant to outstanding Company PSUs and no shares of Class B Common Stock were subject to issuance pursuant to outstanding Company PSUs, and (vii) 34,590,107 shares of Class A Common Stock were reserved for issuance upon the possible conversion of the Convertible Debentures and no shares of Class B Common Stock were reserved for issuance upon the possible conversion of the Convertible Debentures. As of August 16, 2026, no shares of Class A Common Stock were subject to issuance under the Company ESPP and no shares of Class B Common Stock were subject to issuance under the Company ESPP.
(b)    From the Measurement Time to the execution of this Agreement, the Company has not issued any shares of Common Stock except pursuant to the exercise of the purchase rights under the Company ESPP or the exercise or settlement of Company Equity Awards outstanding as of the Measurement Time in accordance with their terms. As of the date hereof, there are no outstanding Company Equity Commitments other than as accounted for in Section 3.2(a).
(c)    Each of the outstanding shares of capital stock or other securities of the Company Group is duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest or other encumbrance (each, a “Lien”), other than Permitted Liens.
(d)    Schedule 3.2(d) of the Company Disclosure Schedules contains a complete and correct list of all outstanding Company Equity Awards granted under the Company Stock Plans, in each case as of the Measurement Time, including (i) the number of shares of Common Stock subject to each Company Equity Award (assuming that applicable performance goals are satisfied at the target level), (ii) the holder, (iii) date of grant, (iv) vesting schedule and (v) where applicable, the exercise price with respect to each Company Equity Award.
(e)    The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) shares of Common Stock with the Company Stockholders on any matter. There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which any Company Group Member is a party with respect to the voting of, restricting the transfer or sale of, or providing for registration rights with respect to, the capital stock or other equity interests of any Company Group Member.
3.3    Subsidiaries.
(a)    Schedule 3.3(a) of the Company Disclosure Schedules lists each of the Company’s Subsidiaries as of the date hereof, together with the jurisdiction of incorporation or organization, as applicable, of each Subsidiary. No Company Group Member owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect material equity participation or similar interest in, or any material interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interest in, any Person that is not a Company Group Member.
(b)    Except as would not be material to the Company Group, taken as a whole, each Subsidiary of the Company (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the applicable Laws of its jurisdiction of incorporation or organization and has all requisite corporate or other organizational powers necessary to enable it to own, lease and operate its properties and to carry on its business as now conducted and (ii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification or licensing is necessary.

(c)    The Company has Made Available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational documents), each as amended to date, of each of its Significant Subsidiaries (the “Company Subsidiary Documents”). Except as would not be material to the Company Group, taken as a whole, the Company Subsidiary Documents are in full force and effect and each Subsidiary of the Company is in compliance with its respective Company Subsidiary Documents.
3.4    Corporate Authority; Approval; Fairness Opinion.
(a)    The Company Board has (i) determined that the terms of this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions upon the terms and subject to the conditions set forth herein and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to make the Company Board Recommendation and directed that this Agreement be submitted to the Company Stockholders for adoption thereby.
(b)    Assuming that each of the representations set forth in Section 4.8 is true, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject only to (i) the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class, at the Company Stockholder Meeting (such adoption, the “Company Stockholder Approval”) and (ii) with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
(c)    This Agreement has been duly executed and delivered by the Company, and, assuming (i) the due authorization, execution and delivery by Parent and Merger Sub and (ii) that each of the representations set forth in Section 4.2 is true, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exception”).
(d)    The Company Board has received an opinion of Houlihan Lokey Capital, Inc. to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be received by the Company Stockholders in respect of their Eligible Shares in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.
3.5    Governmental Filings; No Violations; Certain Contracts.
(a)    Other than the filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act, including the filing with the SEC of the Proxy Statement, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and other Antitrust Laws, (iv) the rules and regulations of Nasdaq and (v) state securities, takeover and “blue sky” Laws (the filings, notices, reports,

Consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (v), the “Company Approvals”), no filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or be made by the Company with, any U.S., non-U.S. or other governmental, regulatory, self-regulatory or quasi-governmental authority, entity, agency, commission or instrumentality or any court or tribunal or other legislative, executive or judicial governmental entity (each, a “Governmental Authority”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, except (1) may be required solely by reason of Parent’s or Merger Sub’s participation in the Merger or the other Transactions and (2) those that the failure to give, make or obtain would not (x) constitute a Material Adverse Effect or (y) individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Merger and the other Transactions.
(b)    The execution and delivery of this Agreement by the Company, and compliance by the Company with the terms hereof and the consummation of the Merger and the other Transactions do not and will not (with or without notice or lapse of time, or both): (i) conflict with or result in any violation or breach of any provision of the Charter or the Bylaws, (ii) assuming compliance with the matters referred to in Section 3.5(a) and that the Company Stockholder Approval is obtained, result in a violation or breach of any provision of any applicable Law, (iii) require any Consent or approval under, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Material Contract or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any properties or assets of the Company Group except, in the case of each of clauses (ii), (iii) and (iv), as would not (x) constitute a Material Adverse Effect or (y) individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Merger and the other Transactions.
3.6    Company Reports; Financial Statements; Liabilities.
(a)    The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by it to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024 (such reports, since such date, as amended and supplemented from time to time, collectively, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
(b)    The Company is in compliance in all material respects with the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq.
(c)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that material information required to be disclosed by the Company is reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(d)    The Company, based on its most recent evaluation of internal controls over financial reporting, has not identified (i) any material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2022 (such date, the “Lookback Date”), no written material complaints, allegations, assertions or claims from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company or, to the Company’s Knowledge, the Company’s independent registered public accounting firm.
(e)    The consolidated financial statements of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules thereto) (i) fairly present in all material respects the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of operations, changes in stockholders’ equity, cash flows and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as may be indicated in the notes thereto or, in the case of unaudited statements, to normal year-end audit adjustments and any other adjustment described therein permitted by GAAP or the rules and regulations of the SEC) and (ii) were prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for normal year-end audit adjustments and any other adjustment described therein permitted by GAAP or the rules and regulations of the SEC).
(f)    No Company Group Member has any liabilities or obligations that would be required to be reflected upon a consolidated balance sheet of the Company prepared in accordance with GAAP, except (i) as reflected or reserved against in the Company’s most recent consolidated balance sheet (including the related notes and schedules) included in the Company Reports filed prior to the date hereof, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, (iii) executory obligations under Contracts (in each case so long as not arising out of any infringement, breach or default of the Company or its Subsidiaries under any such Contract), (iv) as incurred in connection with the Transactions or (v) liabilities or obligations that would not constitute a Material Adverse Effect.
3.7    Absence of Certain Changes.
(a)    From June 30, 2026 to the date hereof, there has not been a Material Adverse Effect.
(b)    From June 30, 2026 to the date hereof, except in connection with the Transactions, (i) the Company Group has conducted its business in the ordinary course of business in all material respects and (ii) no Company Group Member has taken any action that would be prohibited by subsections (i), (ii), (iii), (v), (vii), (viii), (ix), (x), (xii), (xv), (xvi), (xxii), (xxiv) or (xxvi) of Section 5.1(b) if taken after the date hereof and prior to the Closing Date.

3.8    Licenses. Except as would not be material to the Company Group, taken as a whole, each Company Group Member (i) holds all permits, licenses, certifications, approvals, registrations, Consents, authorizations, franchises, variances, exemptions and Orders issued or granted by a Governmental Authority (“License”) necessary to conduct its business as presently conducted and (ii) has operated its business in compliance with such Licenses since the Lookback Date. Except as would not be material to the Company Group, taken as a whole, from the Lookback Date to the date hereof, there have been no Proceedings pending or, to the Company’s Knowledge, threatened in writing, relating to a Company Group Member’s alleged noncompliance with a License, or seeking the revocation, cancellation or adverse modification of any License held by a Company Group Member.
3.9    Compliance with Laws; Proceedings.
(a)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date, each Company Group Member has complied with all applicable Laws.
(b)    Since January 1, 2021, (i) the Company Group has complied in all material respects with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Trade Control Laws (collectively, the “Specified Laws”), (ii) there have been no Proceedings pending or to the Company’s Knowledge threatened in writing, alleging noncompliance with any Specified Law by any Company Group Member or, to the Company’s Knowledge, any of their respective directors, officers or employees and (iii) no Company Group Member has made any voluntary disclosure to any Governmental Authority in respect of any violations of a Specified Law.
(c)    As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened in writing against a Company Group Member, except for Proceedings that would not be material to the Company Group, taken as a whole, or not reasonably be expected to prevent or materially delay the consummation of the Merger and the other Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that would (i) result in the payment of material damages or impose material restrictions on the operation of the business of the Company Group, taken as a whole or (ii) reasonably be expected to prevent or materially delay the consummation of the Merger and the other Transactions.
3.10    Material Contracts.
(a)    Schedule 3.10(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Contract, other than this Agreement, and any Benefit Plans set forth on Schedule 3.12(a) of the Company Disclosure Schedules, that is in effect as of the date hereof and by which any Company Group Member is bound that:
(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)    (A) contains a right of first refusal, first offer or first negotiation in favor of a third party that would be material to the Company Group, taken as a whole, (B) purports to materially limit the type of business in which the Company Group may engage or the manner or locations in which any Company Group Member may so engage in any business, (C) prohibits or materially limits the right of the Company Group to make, sell or distribute any products or services or (D) contains any “most favored nations” provisions that are material to the Company Group, taken as a whole;

(iii)    relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after the Lookback Date for aggregate consideration of more than $1,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding (x) indemnification obligations in respect of representations and warranties or (y) amounts retained pursuant to customary indemnity escrow or holdback arrangements) or otherwise survive as of the date hereof that would reasonably be expected to result in the receipt or making by the Company Group of future payments in excess of $1,000,000;
(iv)    relates to the formation, creation, operation, management, control or governance of any material partnership, joint venture, long-term alliance or other similar agreement or arrangement;
(v)    is between a Company Group Member, on the one hand, and any director or officer of the Company or any Person beneficially owning 5% or more of the outstanding shares of Common Stock or any of their respective Affiliates (other than a Company Group Member), on the other hand, including any Contract pursuant to which a Company Group Member has an obligation to indemnify such director, officer or Person;
(vi)    relates to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in either case, in an individual amount in excess of $5,000,000;
(vii)    grants any right of first refusal or right of first offer or similar right in respect of any material assets or businesses of the Company Group or that materially limits or purports to materially limit the ability of the Company Group to sell, transfer, pledge or otherwise dispose of any material assets or businesses;
(viii)    pursuant to which any Company Group Member licenses material Intellectual Property Rights from a third party, excluding (A) confidentiality and/or non-disclosure agreements, (B) employee and contractor invention assignment agreements, (C) non-exclusive licenses to commercially available, off-the-shelf software, shrink wrap and click through software, (D) incidental trademark licenses and (E) Open Source Software;
(ix)    is a Company Labor Agreement;
(x)    is between a Company Group Member, on the one hand, and a Governmental Authority, on the other hand, other than non-disclosure agreements entered into in the ordinary course of business and Contracts that are substantially on the Company’s standard form of customer agreement or terms of service;
(xi)    relates to a settlement of a Proceeding that (A) restricts in any material respect the operations or conduct of the business of the Company Group, taken as a whole, or (B) requires a Company Group Member to pay more than $500,000 after the date hereof;
(xii)    pursuant to which any Company Group Member is obligated to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000;

(xiii)    (A) is between a Company Group Member, on the one hand, and a Material Customer, on the other hand, or (B) is between a Company Group Member, on the one hand, and a Material Supplier, on the other hand; and
(xiv)    is a lease or sublease of real property with an annual rent of $1,000,000 or more (each, a “Material Lease”).
(b)    The Company has Made Available to Parent each Contract set forth on Schedule 3.10(a) of the Company Disclosure Schedules. Except as would not constitute a Material Adverse Effect, (i) each Material Contract is valid, binding and enforceable against the Company Group Member that is a party thereto and, to the Company’s Knowledge, each other party thereto and (ii) there is no default under any Material Contract by a Company Group Member, or, to the Company’s Knowledge, by any other party thereto. As of the date hereof, no Company Group Member has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract.
3.11    Real Property. No Company Group Member owns any real property. Except as would not be material to the Company Group, taken as a whole, (a) the Company Group has valid leasehold interests in all of its leased real property, free and clear of all Liens other than Permitted Liens, (b) such real property and all buildings, structures, improvements and fixtures located on such real property are suitable for the purposes for which they are currently used by the Company Group, (c) no Company Group Member has received any written notice from any landlord that such landlord intends to terminate any Material Lease and (d) no Company Group Member has received written notice of any pending condemnation and, to the Company’s Knowledge there is no threatened, condemnation with respect to any leased real property.
3.12    Employee Benefits.
(a)    Schedule 3.12(a) of the Company Disclosure Schedules sets forth a complete and correct list of each material Benefit Plan of the Company Group (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has Made Available to Parent, to the extent applicable, complete and correct copies of (i) the documents constituting such Company Benefit Plan, including any amendments or supplements thereto, (ii) the most recent summary plan description together with any summaries of material modifications thereto, (iii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, (iv) the most recently prepared actuarial report and (v) the two most recently filed annual reports (Form 5500).
(b)    Except as would not be material to the Company Group, taken as a whole, (i) each Company Benefit Plan has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) all contributions or other amounts payable by the Company Group with respect to each Company Benefit Plan have been paid or accrued in accordance with GAAP.
(c)    Except as would not be material to the Company Group, taken as a whole, there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Authority by, on behalf of or against any Company Benefit Plan, any fiduciary thereof or any trust or other funding arrangement related thereto.

(d)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or may rely upon a favorable opinion issued by the IRS with respect to a preapproved plan document.
(e)    Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or liability (including any contingent liability) under, (i) a defined benefit pension plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) any “multiemployer plans” within the meaning of Section 3(37) of ERISA, in each case, in the last six years.
(f)    No Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person and no Company Group Member has any obligation to provide such benefits other than (i) as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or other similar applicable legal requirements (collectively, “COBRA”) or (ii) any payment or reimbursement of COBRA premiums for a period of 12 months or less immediately following termination as part of a severance benefit.
(g)    Except as required pursuant to existing agreements (including any Company Benefit Plan), applicable Law, as expressly contemplated by Section 2.7, or otherwise provided by this Agreement, neither the execution, delivery or performance of this Agreement nor the consummation of the other Transactions will, either alone or in combination with another event, (i) accelerate the time of payment or vesting of any compensation or benefit to any current or former employee, director, officer or individual independent contractor of the Company Group, (ii) materially increase the amount of compensation or benefit due to any current or former employee, director, officer, or individual independent contractor of the Company Group or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(h)    Neither the Company nor any Subsidiary thereof has any obligation to provide any individual with the right to, a gross-up payment for any excise Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
3.13    Labor Matters.
(a)    No Company Group Member is a party to or otherwise bound by any collective bargaining agreement with a labor union, works council or similar organization or employee representative body (“Labor Union” and such agreements collectively, the “Company Labor Agreements”). Except as would not be material to the Company Group, taken as a whole, since the Lookback Date, there have been no labor Proceedings or, to the Company’s Knowledge, other activities, by any Labor Union seeking to represent any employees of the Company Group, in each case, with respect to the employees’ employment with a Company Group Member.
(b)    Except as would not be material to the Company Group, taken as a whole, no Company Group Member is the subject of any ongoing or pending proceeding alleging that such Company Group Member has engaged in any unfair labor practice under any Law and there is no ongoing, pending, or to the Company’s Knowledge, threatened, labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company Group.
(c)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date each Company Group Member has complied with all applicable Laws and Contracts relating to employment and employment practices, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar state Laws), the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, the proper classification of individuals as nonemployee contractors or consultants, immigration, withholding from pay and unemployment insurance.
(d)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date there have been no pending or, to the Company’s Knowledge threatened, Proceedings alleging sexual harassment, sexual misconduct or other unlawful harassment or discrimination committed by any director or executive (at the level of executive vice president or above) of the Company.
3.14    Environmental Matters. Except as would not be material to the Company Group, taken as a whole, (a) the Company Group has complied with all applicable Environmental Laws, (b) any real property, currently or formerly owned, leased or operated by the Company Group (including soils, groundwater, surface water, buildings or other structures) has not been contaminated with any Hazardous Substance, (c) no Company Group Member is a party to or the subject of any pending or, to the Company’s Knowledge, threatened Proceeding alleging that any Company Group Member may be in violation of or subject to liability under any Environmental Law or regarding any Hazardous Substance and (d) no Company Group Member is subject to any Order or other arrangement with any Governmental Authority or has assumed or retained any liability of any third party relating to any Environmental Law or regarding any Hazardous Substance.
3.15    Taxes.
(a)    Except as would not be material to the Company Group, taken as a whole, (i) each Company Group Member has filed all Tax Returns required to be filed by such Company Group Member and (ii) all such filed Tax Returns are true, complete and correct.
(b)    Except as would not be material to the Company Group, taken as a whole, each Company Group Member paid all Taxes that are due and required to be paid, except with respect to matters contested in good faith by appropriate Proceedings or for which adequate reserves have been established in accordance with GAAP.
(c)    Except as would not be material to the Company Group, taken as a whole, there are no Liens for Taxes upon any property or assets of the Company Group except Permitted Liens.
(d)    Except as would not be material to the Company Group, taken as a whole, no deficiencies for Taxes have been proposed or assessed in writing by any Governmental Authority against any Company Group Member, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved.
(e)    As of the date hereof, there are no audits, examinations, investigations or other Proceedings by any Governmental Authority against any Company Group Member in respect of any material Taxes of such Company Group Member pending or, to the Company’s Knowledge, threatened in writing.
(f)    No Company Group Member (i) has since the Lookback Date been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is a Company Group Member) or (ii) has material liability for the Taxes of any Person (other than another Company Group Member) under Treasury

Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor.
(g)    No Company Group Member is party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than (i) any such agreements solely between or among Company Group Members or (ii) customary agreements or arrangements with customers, vendors, lessors, lenders or the like or other agreements that do not relate primarily to Taxes).
(h)    No Company Group Member has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code in the two years prior to the date hereof.
(i)    No Company Group Member has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” (within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period) that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.
3.16    Intellectual Property.
(a)    Schedule 3.16(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all material registered and applied for patents, trademarks, service marks and copyrights owned by the Company Group (collectively, “Company Registered IP”). To the Company’s Knowledge, all Company Registered IP is (i) valid, subsisting and enforceable (except with respect to applications, which are subsisting) and (ii) covers the material registered patents necessary for the development and commercialization of the Company’s Autobahn and Blackbird products (as such products exist on the date of this Agreement).
(b)    Except as would not constitute a Material Adverse Effect, the Company Group exclusively owns the Company Registered IP and any unregistered Intellectual Property Rights owned or purported to be owned by a Company Group Member (collectively, “Company IP”), free and clear of any and all Liens other than Permitted Liens. All Persons who invented, created or contributed to material Company IP for or on behalf of a Company Group Member have assigned in writing to such Company Group Member all of such Person’s rights in same that did not vest initially with such Company Group Member by operation of applicable Laws.
(c)    The Company Group has taken reasonable steps to maintain the confidentiality of all material proprietary and confidential information contained in the Company IP that the Company Group holds, or purports to hold, as a trade secret under applicable Laws.
(d)    Except as would not be material to the Company Group, taken as a whole, the operation of the Company Group’s businesses has not infringed, misappropriated or violated the Intellectual Property Rights of any other Person, and, since the Lookback Date, no Person has alleged the same in writing or challenged the validity or enforceability of the Company IP. To the Company’s Knowledge, no Person is infringing, misappropriating or violating any material Company IP, and since the Lookback Date no Company Group Member has sent any written notices to any Person alleging same.
(e)    Except as would not be material to the Company Group, taken as a whole, no Company Software contains, is linked with, derived from, or is distributed with, any Open Source Software in a manner that requires (i) that a Company Group Member grant a license under, or refrain from asserting any one or more of its patents or that Company Software (except for the applicable, unmodified third party Open Source Software itself): (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works or (C) be redistributable at no charge, or (ii) that otherwise imposes any material limitation, restriction or condition on the Company Group’s commercial exploitation of any Company Software (except for the applicable, unmodified third party Open Source Software itself).
(f)    Except as would not constitute a Material Adverse Effect, to the Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.
(g)    No material source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person other than service providers of the Company Group and no Company Group Member has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available such source code to any escrow agent or other Person.
(h)    None of the Company Products have in the 12 months prior to the date hereof been subject to any epidemic failures or any recall for any defects or other failures, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.17    Privacy.
(a)    Except as would not be material to the Company Group, taken as a whole, (i) the Company Group has complied with all applicable Privacy Laws, Privacy Policies of the Company, and binding contractual commitments related to the Processing of Personal Information and (ii) the current versions of each Company Group Member’s Privacy Policies are accurate, consistent and complete.
(b)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date, (i) the Company Group has implemented commercially reasonable physical, technical and administrative measures designed to protect Personal Information Processed by the Company Group and the Company IT Assets and (ii) to the Company’s Knowledge, there has been no unlawful or unauthorized access, use, loss, disclosure, destruction or compromise of any Personal Information in the Company’s possession (each, a “Security Incident”).
(c)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date, no Company Group Member has received any written notice, request, complaint or other claim from, or to the Company’s Knowledge, been the subject of, any investigation or Proceeding by any Person, in each case that relates to any Security Incident and/or violation of Privacy Law.
3.18    Customers; Suppliers.
(a)    Schedule 3.18(a) of the Company Disclosure Schedules sets forth a list of the top 10 customers of the Company Group (consolidating into a single customer all affiliated customers and divisions of customers) of the Company Group based on amounts paid to, and accounts receivable generated by, the Company Group with respect to such customers for the fiscal year ended on December 31, 2025 (each, a “Material Customer”).

(b)    Schedule 3.18(b) of the Company Disclosure Schedules sets forth a list of the top 10 suppliers and vendors of the Company Group (consolidating into a single supplier or vendor all affiliated suppliers and vendors and divisions of suppliers and vendors) of the Company Group based on amounts paid by, and accounts payable generated by, the Company Group with respect to such suppliers and vendors for the fiscal year ended on December 31, 2025 (each, a “Material Supplier”).
3.19    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company Group are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. No Company Group Member has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.20    Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between a Company Group Member, on the one hand, and any Affiliate thereof (including any director or officer, but excluding any Company Group Member), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.
3.21    Proxy Statement. At the time of the Company Stockholder Meeting, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, together with any amendments or supplements thereto, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking Company Stockholder Approval will comply as to form in all material respects with the Exchange Act and other applicable Laws, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates or advisors (in their capacities as such) specifically for inclusion or incorporation by reference therein.
3.22    Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other Transactions, except that the Company has engaged Houlihan Lokey Capital, Inc. as its financial advisor.
3.23    No Other Representations or Warranties. Notwithstanding anything to the contrary set forth in this Agreement, the Company Disclosure Schedules, or any of the Schedules or Exhibits hereto or thereto, neither the Company nor any of its Affiliates, nor any of their respective Representatives, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article III or as may be separately stated in writing in any certificate delivered hereunder. The Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding Parent, Merger Sub or their respective Affiliates furnished or made available to the Company or its Affiliates and their respective Representatives (and that the Company has not relied on any representation, warranty, other statement made, or information provided, by any Person on behalf of Parent, Merger Sub or their respective Affiliates), except as expressly set forth in Article IV (which includes exceptions set forth therein and in the Company Disclosure Schedules) or as may be separately stated in writing in any certificate delivered hereunder and that all other representations and warranties, express or implied, are specifically disclaimed.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub each hereby represents and warrants to the Company that:
4.1    Corporate Existence and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of Parent and Merger Sub is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation of the Merger and the other Transactions. Parent has made available to the Company true, complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents of Parent and Merger Sub as currently in effect.
4.2    Corporate Authority. No vote or consent of holders of any securities of Parent is necessary to approve this Agreement and the Merger and the other Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject only to (i) the adoption of this Agreement by Parent (or a wholly owned Subsidiary thereof) as sole stockholder of Merger Sub and (ii) with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exception. Promptly following the execution of this Agreement, Parent (or a wholly owned Subsidiary thereof), as sole stockholder of Merger Sub, shall duly execute and deliver a written consent approving and adopting this Agreement in accordance with Sections 228 and 251(c) of the DGCL, which by its terms will be effective immediately following the execution of this Agreement, and, when effective, will constitute the only approval of Merger Sub’s stockholders necessary to adopt this Agreement and approve the Merger.
4.3    Governmental Filings; No Violations.
(a)    Other than the filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act, including the filing with the SEC of the Proxy Statement, (iii) the HSR Act and other Antitrust Laws, (iv) the rules and regulations of the Nasdaq Stock Market and (v) state securities, takeover and “blue sky” Laws, no filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Parent or Merger Sub from, or to be given by Parent or Merger Sub to, or be made by Parent or Merger Sub with, any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other Transactions.
(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other Transactions will not (with or without notice or lapse of time, or both) (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3(a), result in a violation or breach of any provision of any applicable Law, (iii) require any Consent or approval under, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Contracts binding upon Parent or its Subsidiaries, except, in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Merger and the other Transactions.
(c)    Neither Parent nor any of its Subsidiaries is a Sanctioned Person. Neither Parent nor any of its Subsidiaries is acting for or on behalf of, or providing assistance, support, sponsorship or services of any kind to, or otherwise associated with a Sanctioned Person. Neither Parent nor any of its Subsidiaries has conducted business with, or engaged in any transaction with, any Sanctioned Person or any Person acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise associated with any Sanctioned Person, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger and the other Transactions.
4.4    Litigation. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. As of the date hereof, neither Parent nor Merger Sub is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Merger and other Transactions.
4.5    Financial Resources.
(a)    Parent has received and accepted the Commitment Letter from Sponsor relating to the commitment of Sponsor to provide the equity financing described therein (the “Financing”) to Parent. The proceeds of the Financing, when funded in accordance with the Commitment Letter, will be sufficient to pay, fund or discharge to consummate the Merger and the other Transactions and to perform their respective obligations under this Agreement, including the payment of the aggregate Merger Consideration, the payments required to be made in respect of any Company Equity Awards, the payment of the Transaction Severance Benefits and to pay all related fees and expenses. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions (collectively, the “Financing Uses”).
(b)    Parent has delivered to the Company true and correct copies of the executed Commitment Letter (including all exhibits, schedules, annexes and amendments thereto). The Commitment Letter is in full force and effect without amendment or modification, constitutes a legal, valid and binding obligation of Sponsor, duly executed by each party thereto, is enforceable against each party thereto, has not been withdrawn or rescinded in any respect and no event has occurred that, with or without notice, lapse of time or both, could constitute a default on the part of Sponsor under the Commitment Letter. The Commitment Letter provides that subject in all respects to Section 8.5, Parent and Sponsor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.
(c)    As of the date hereof, Sponsor has not notified Parent of its intention to withdraw or terminate, or amend or modify in any respect, the Commitment Letter or not to provide the financing contemplated thereby. As of the date hereof, Parent (i) is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent in the Commitment Letter inaccurate in any material respect and (ii) has no reason to believe that any of the conditions of the Commitment Letter will not be satisfied on a timely basis or that the Financing will not be made available on the Closing Date. There are no conditions precedent or contingencies to the obligations of the parties under the Commitment Letter to make the full amount of the Financing available to Parent on the terms therein except as expressly set forth in the Commitment Letter. There are no side letters or other agreements, understandings, Contracts or arrangements (written, oral or otherwise) related to the Financing (other than the Commitment Letter). No person has any right to impose, and neither Sponsor nor Parent has any obligation to accept, any condition precedent, contingency or requirement to such funding other than any of the conditions expressly set forth in the Commitment Letter nor any reduction to the aggregate amount available under the Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Commitment Letter on the Closing Date). As of the date hereof, Parent has fully paid, or caused to be fully paid, all commitment or other fees or deposits that are due and payable on or prior to the date hereof, if any, and will pay, or cause to be paid, in full any such amounts due and payable on or prior to the Closing Date, in each case pursuant to and in accordance with the terms of the Commitment Letter. Subject to the Company’s compliance with this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available on the Closing Date.
(d)    Parent and Merger Sub acknowledge and agree that, notwithstanding anything set forth herein to the contrary, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or Merger Sub or any other financing or other transaction or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
4.6    Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Company Group Member. Assuming the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then, after giving effect to the consummation of the Transactions, the Surviving Corporation and its Subsidiaries would be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time.
4.7    Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 10,000,000 shares of common stock, par value $0.00001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of the Transactions, has not conducted any business and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, continued existence and pursuant to this Agreement and the Merger and the other Transactions.
4.8    Ownership of Shares. None of Parent, Merger Sub or any of their directors, officers, or Affiliates (a) owns any shares of Common Stock as of the date hereof or (b) is, or has been at any time in the last three years, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Parent nor any of its Subsidiaries has taken, or authorized or permitted any of its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.
4.9    Stockholder and Management Arrangements. As of the date hereof, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger, or (ii) the Surviving Corporation or any of its Subsidiaries from and after the Closing, or (b) pursuant to which any (i) such Company Stockholder would be entitled to receive consideration of a different amount or nature than Merger Consideration in respect of such holder’s shares of Common Stock, (ii) such Company Stockholder has agreed to approve this Agreement or vote against any Superior Proposal, or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.10    Proxy Statement. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, at the time of the Company Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.
4.11    Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other Transactions.
4.12    Exclusivity of Representations and Warranties.
(a)    No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i)    neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, assets, liabilities, condition or prospects or otherwise in connection with this Agreement or the Merger;

(ii)    no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii)    the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)    No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, none of Parent, Merger Sub or any of their respective Affiliates has, in determining to enter into this Agreement or approve the Transactions, relied on:
(i)    any representation or warranty, express or implied;
(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE V.
COVENANTS
5.1    Interim Operations of the Company. During the period beginning on the execution of this Agreement and ending at the Termination Time (the “Pre-Closing Period”), except (i) as required by applicable Laws, (ii) as otherwise contemplated by this Agreement, (iii) as approved by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iv) in order to obtain any Consent or comply with any Order required or requested for clearance under the HSR Act, any other Antitrust Laws or by any Governmental Authority or (v) as set forth in Schedule 5.1 of the Company Disclosure Schedules:
(a)    the Company will, and will cause each other Company Group Member to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii)  keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii)  preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Authorities, employees and other Persons with whom it and they have material business relations; and
(b)    the Company will not, and will cause its Subsidiaries not to:
(i)    amend, modify, waive, rescind or otherwise change any Company Group Member’s certificate of incorporation, bylaws or equivalent organizational documents;
(ii)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of any Company Group Member), except for dividends and distributions paid or made by a Company Group Member to the Company or another Company Group Member in the ordinary course of business consistent with past practice;
(iii)    enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;
(iv)    take any action to cause, or that would result in, the conversion of any shares of Class B Common Stock into any shares of Class A Common Stock;
(v)    (A) adjust, split, combine or reclassify any capital stock or other equity interests, (B) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other equity interests of any Company Group Member or (C) purchase, redeem or otherwise acquire any Company Equity Commitments, other than (x) acquisitions of shares of Common Stock by the Company in satisfaction by holders of Company Equity Awards of the applicable exercise price, purchase price and/or withholding Tax obligations in accordance with the terms of the Company Stock Plans or the Company ESPP, (y) transactions involving only Company Group Members and (z) subject to Section 5.6(c), pursuant to the conversion of any Convertible Debentures;
(vi)    issue, deliver, grant, sell, amend the terms of, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in any Company Group Member or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Stock Plan, other than (A) issuances of Class A Common Stock in respect of any exercise of Company Options outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement or the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms, or granted after the date hereof in compliance with this Agreement, (B) the issuances of Class A Common Stock pursuant to the terms of the Company ESPP in respect of the offering period in effect as of the date hereof, (C) issuances of Class A Common Stock upon the valid conversion of the Convertible Debentures, (D) grants of previously approved but not yet granted Company Equity Awards set forth in Schedule 5.1(b)(vi) of the Company Disclosure Schedules, (E) grants of additional Company Equity Awards in amounts not to exceed the amounts set forth in Schedule 5.1(b)(vi) of the Company Disclosure Schedules, (F) issuances of shares or other equity interests solely among the Company Group, (G) the grant of any Liens to secure obligations of the Company Group in respect of any indebtedness under the Company Credit Agreements or (H) under Permitted Liens.
(vii)    sell, lease, license, assign, transfer, divest, exchange or otherwise dispose of (whether by merger or consolidation, sale of stock or other securities or assets or by formation of a joint venture or otherwise) or otherwise mortgage, encumber or subject to any Lien (other than Permitted Liens) any of its material properties, rights (including Intellectual Property Rights) or assets (including any business or any shares in the capital of the Company Group), except (A) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, (B) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company IP in the ordinary course of business consistent with past practice, (C) amendments and modifications, in each case, to existing distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice, (D) any Liens to secure obligations of the Company Group in respect of any indebtedness under the Company Credit Agreements, (E) leases, licenses or other transfers constituting Permitted Liens, (F) pursuant to transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice and (G) sale of inventory in the ordinary course of business and consistent with past practice;
(viii)    make any loans, advances or capital contributions to or investments (other than as permitted under clause (ix) below) in any Person, including guarantees of the obligations of such Person (in each case other than a Company Group Member), other than (A) loans, advances, capital contributions or investments solely among Company Group Members, (B) advances for reimbursable employee expenses in the ordinary course of business or (C) advances to directors and officers pursuant to any indemnification or advancement obligations in the Charter, the Bylaws or Company Subsidiary Documents or any indemnification agreement to which any Company Group Member is party;
(ix)    incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any indebtedness solely among the Company Group, (B) guarantees by the Company of indebtedness of another Company Group Member and (C) borrowings of indebtedness under the Company Credit Agreements and the Convertible Debentures (in each case, as in effect as of the date hereof or as amended as permitted by this Agreement) in the ordinary course of business not in excess of an aggregate amount equal to $30,000,000 at any time outstanding under the Company Credit Agreements and the Convertible Debentures;
(x)    enter into any interest rate swaps, hedges, forward sales contracts or similar financial instruments, other than in the ordinary course of business;
(xi)    make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;
(xii)    (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract (other than a Contract that would be a Material Contract solely pursuant to Section 3.10(a)(v), Section 3.10(a)(viii), Section 3.10(a)(xiii) or Section 3.10(a)(xiv) if entered into in the ordinary course of business consistent with past practice, and other than offer letters terminable at will with no liability pursuant to the terms thereof), (B) terminate any Material Contract ahead of its scheduled expiration date or (C) (I) materially modify, materially amend or extend any Material Contract or (II) expressly waive, release or assign any material rights or claims under any Material Contract, in each case of clauses (C)(I) and (C)(II), except in the ordinary course of business consistent with past practice;
(xiii)    make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP (or any interpretation thereof) or by applicable Law;
(xiv)    commence (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions hereof), waive, release, assign, compromise or settle any pending or threatened Proceeding, other than (A) in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) the settlement of Proceedings disclosed, reflected or reserved against on the most recent financial statements (or notes thereto) of the Company included in the Company Reports for an amount not materially in excess of the amount so disclosed, reflected or reserved and, in each case of clauses (A) and (B), that do not involve any material restrictions on the business activities of the Company Group, taken as a whole, or (C) with respect to Transaction Litigation, which is governed by Section 5.12;
(xv)    except as required pursuant to the terms of any Benefit Plan or other agreement in effect on the date hereof or as otherwise required by applicable Law, (I) increase the compensation of any director, officer or employee of any Company Group Member, (II) grant to any of its directors, executive officers or employees of any Company Group Member any increase in severance or termination pay, (III) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees of any Company Group Member, (IV) become party to, establish, adopt, materially amend, commence participation in or terminate any material Benefit Plan or any arrangement that would have been a material Benefit Plan had it been entered into prior to this Agreement (except for at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for rights that do not exceed those required by applicable law) entered into with new hires of employees in the ordinary course of business to replace any employee whose employment terminates after the date of this Agreement; provided that such hires are otherwise permitted by this Agreement), (V) grant any new Company Equity Awards (other than in connection with new hires of employees; provided that such hires are otherwise permitted by this Agreement), (VI) terminate the employment of any employee of any Company Group Member with the title of senior director or above, other than terminations for cause or in connection with permanent disability, (VII) hire any individual with the title of senior director or above, other than to replace a departed service provider in the ordinary course of business or (VIII) changes made in the ordinary course of business in conjunction with annual renewals of group welfare benefits;
(xvi)    recognize any Labor Union as the representative of any of the employees of the Company or any of the Subsidiaries or enter into or negotiate any Company Labor Agreement, in each case, other than as required by applicable Law;
(xvii)    implement any facility closings or employee layoffs that do not comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state Laws;
(xviii)    (A) make, change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) adopt or change any material method of Tax accounting or Tax accounting period,

(E) enter into any closing agreement relating to any material Tax, (F) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax or (G) surrender any right to claim a material Tax refund;
(xix)    allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Company Registered IP, except in the reasonable business judgment of the Company and as would have occurred in the ordinary course of business;
(xx)    amend or modify any Privacy Policies of the Company Group in any material respect, except as required by applicable Law;
(xxi)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or all or substantially all of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, or enter into any new line of business, except for acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or inbound licenses of Intellectual Property Rights in the ordinary course of business;
(xxii)    liquidate, dissolve, restructure, recapitalize or effect any other reorganization, or adopt any plan or resolution providing for any of the foregoing;
(xxiii)    enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who beneficially owns, directly or indirectly, more than 5% of the outstanding shares of Common Stock;
(xxiv)    cancel any of the Company’s material insurance policies or fail to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain the Company’s insurance policies, in each case, other than in the ordinary course of business consistent with past practice;
(xxv)    (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (B) materially modify or amend or exercise any right to renew any Material Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder;
(xxvi)    adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;
(xxvii)    make any material change in the Company’s practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable outside the ordinary course of business; or
(xxviii)    agree, commit to, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.
For the avoidance of doubt, no action taken by a Company Group Member that is permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions as set forth in Schedule 5.1(b) of the Company Disclosure Schedules) shall be deemed to be a breach of Section

5.1(a). Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company Group’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
5.2    No Solicitation.
(a)    No Solicitation. Subject to the terms of this Section 5.2, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use reasonable best efforts to cause each of its other Representatives to, cease and cause to be terminated any discussions or negotiations with any Third Party and its Representatives that would be prohibited by this Section 5.2(a) and will cease providing any further information with respect to the Company Group or any Alternative Proposal to any such Third Party or its Representatives. Subject to the terms of Section 5.2(b), the Company will not, and will cause its Subsidiaries and its and their respective officers and directors not to, and will instruct and use reasonable best efforts to cause each of its other Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (ii) furnish to any Third Party any non-public information relating to the Company Group or afford to any Third Party access to the properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Alternative Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Alternative Proposal, (iii) participate or engage in discussions or negotiations with any Third Party with respect to an Alternative Proposal (other than to (A) request clarification of the terms and conditions of any Alternative Proposal made by such Third Party solely to the extent necessary to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to or result in, a Superior Proposal (it being understood that such clarification shall not include the negotiation of the terms of such Alternative Proposal or the provision of non-public information relating to the Company Group) and (B) inform such Third Party of the provisions contained in this Section 5.2), (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, promptly terminate access by all Third Parties and their Representatives to any physical or electronic data room relating to the Company Group for any Alternative Proposal and request that each such Third Party promptly return or destroy all non-public information previously furnished to such Third Party or its Representatives in accordance with the applicable confidentiality agreement. The Company shall not waive, amend, release or fail to enforce any standstill or similar provision applicable to any Third Party without Parent’s prior written consent, except to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law.
(b)    Alternative Proposals. Notwithstanding anything to the contrary set forth in this Section 5.2 (but subject to the provisos in this Section 5.2(b)), at any time from the date hereof until the Company’s receipt of the Company Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including its financial advisors and outside legal counsel), (i) enter into an Acceptable Confidentiality Agreement with, (ii) participate or engage in discussions or negotiations with, and (iii) furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, pursuant to an Acceptable Confidentiality Agreement, to, any Person or its Representatives and its financing sources that has made or delivered to the Company an Alternative Proposal after the date hereof that did not result from a material breach of this Section 5.2; provided that prior to and as a condition precedent to taking such actions, the Company Board (or committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Alternative Proposal could reasonably constitute a Superior Proposal; provided, further, that the Company will, promptly (and in any event within 48 hours), make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.
(c)    No Adverse Recommendation or Alternative Proposal. Except as provided by Section 5.2(e), at no time after the date hereof may the Company Board (or a committee thereof) (i) amend, qualify or modify, or publicly propose to amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent or Merger Sub, (ii) fail to recommend against acceptance of any tender offer or exchange offer commenced by a Third Party for the shares of Common Stock within 10 Business Days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such offer (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Alternative Proposal that is a tender offer or exchange offer until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Alternative Proposal without such action being considered a violation of this Section 5.2), (iii) adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Alternative Proposal or (iv) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (i) through (iv), an “Adverse Recommendation”).
(d)    Notices. The Company shall promptly (and in any event within 48 hours following receipt or delivery thereof) provide Parent with copies of all written Alternative Proposals and material modifications of an Alternative Proposal (including draft agreements and draft financing documents) relating to any Alternative Proposal that are either received by the Company or any of its Representatives from the Person(s) making any such Alternative Proposal or any of its Representatives. The Company shall keep Parent reasonably informed on a current basis (and in any event within 48 hours) of any changes in the material terms of any discussions or negotiations with any Third Party regarding any Alternative Proposal.
(e)    Adverse Recommendation; Entry into Superior Proposal. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval:
(i)    the Company Board may effect an Adverse Recommendation in response to any Intervening Event if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel and taking into consideration any adjustments to the terms and conditions of this Agreement negotiated with Parent in accordance with clause (B) below and irrevocably committed by Parent in writing) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law; provided that prior to making such Adverse Recommendation the Company will (A) notify Parent in writing at least five Business Days in advance that it intends to make an Adverse Recommendation due to an Intervening Event, which notice shall include a reasonably detailed description of the Intervening Event and the reasons therefor, and (B) if so requested by Parent, negotiate with Parent and its Representatives in good faith during such five-Business Day period to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby in such a manner that would obviate the need to make such Adverse Recommendation; or
(ii)    the Company Board may effect an Adverse Recommendation in response to a Superior Proposal, and/or terminate this Agreement pursuant to Section 7.1(d)(i) in order to accept a Superior Proposal, if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel and taking into consideration any adjustments to the terms and conditions of this Agreement negotiated with Parent in accordance with clause (B) below and irrevocably committed by Parent in writing) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law; provided that prior to taking any such action the Company will (A) notify Parent in writing at least five Business Days in advance that it intends to effect an Adverse Recommendation due to a Superior Proposal and/or terminate this Agreement pursuant to Section 7.1(d)(i), as applicable, which notice shall include a summary of the material terms and conditions of the Alternative Proposal (including the consideration offered therein and the identity of the Person or “group” making such Alternative Proposal) and an unredacted copy of any proposed definitive agreement providing for such Alternative Proposal and (B) if so requested by Parent, negotiate with Parent and its Representatives in good faith during such five-Business Day period to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Alternative Proposal would cease to constitute a Superior Proposal; provided, further, that any material changes to the financial or other material terms of an Alternative Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to such new notice, references herein to “five Business Days” or a “five-Business Day period” shall be deemed references to “one Business Day” or a “one Business Day period”.
(f)    Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (iii) informing any Person of the existence of the provisions contained in this Section 5.2 or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement; it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect an Adverse Recommendation other than in accordance with Section 5.2(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that solely describes the Company’s receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, the material terms of such Alternative Proposal and that the Company Board is considering its response to such Alternative Proposal will not, in and of itself, be deemed to be an Adverse Recommendation.
5.3    Proxy Statement. The Company shall, as soon as practicable following the date hereof and in any event within 20 Business Days, prepare and file the Proxy Statement in preliminary form with the SEC, and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. As promptly as practicable following the later of (a) the resolution of any comments with respect to the Proxy Statement received from the SEC and (b) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Company Stockholders. The Company shall take all necessary action, including establishing a record date and completing a broker search pursuant to Rule 14a-13 of the Exchange Act, to permit the foregoing. Subject to the terms and conditions of this Agreement, including Section 5.2, the Proxy Statement will include the Company Board Recommendation. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the obtainment of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company shall promptly prepare and mail to the Company Stockholders such an amendment or supplement. Parent shall furnish all information concerning Parent as may be reasonably requested in connection with the foregoing and promptly inform the Company whenever Parent discovers any event relating to Parent or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing related to the Merger, including correcting any information supplied by Parent or Merger Sub that has become false or misleading in any material respect. Except with respect to any Alternative Proposal or Intervening Event, Parent and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, as well as any and all amendments to the Proxy Statement and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent and its counsel.
5.4    Company Stockholder Meeting. Subject to the other provisions of this Agreement, and to the extent not prohibited by any Order, the Company shall take all actions necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of the Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable (but not sooner than 20 Business Days) following clearance of the Proxy Statement by the SEC for the purpose of voting on the adoption of this Agreement, the Merger and the other Transactions; provided that the Company shall provide the Company Stockholders with notice of the Company Stockholder Meeting at least 20 Business Days prior to the date of such meeting. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (a) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders as required by applicable Law in advance of the Company Stockholder Meeting or as otherwise required in order to allow the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders, (b) as otherwise required by applicable Law, (c) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (d) if there are insufficient proxies in favor of adoption of this Agreement or to otherwise obtain the Company Stockholder Approval or (e) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Company will comply with all legal requirements applicable to the Company Stockholder Meeting in all material respects. Unless there has been an Adverse Recommendation, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting. Nothing in this Section 5.4 shall be deemed to prevent the Company, the Company Board or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2 or applicable Law.
5.5    Efforts; Regulatory Matters.
(a)    Efforts to Close; Regulatory Cooperation.
(i)    Each Party shall cooperate with the other Parties and use (and shall cause their respective Affiliates and Representatives to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable and in any event prior to the Outside Date (as defined below), including, subject to the other provisions of this Section 5.5, preparing and filing as promptly as reasonably practicable all documentation to effect necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all Consents necessary to be obtained from any Third Party in order to consummate the Merger and any of the other Transactions prior to the Outside Date. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties hereto agree to (A) give each other reasonable advance notice of all pre-arranged substantive meetings and conference calls with any Governmental Authority relating to the Merger or the other Transactions, (B) give each other an opportunity to participate in each of such meetings and conference calls, (C) keep the other Party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Merger or the other Transactions, (D) cooperate in the submission or filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Merger and the other Transactions, articulating any regulatory argument and/or responding to requests or objections made by any Governmental Authority, (E) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications with a Governmental Authority regarding the Merger and the other Transactions (subject to withholding communications or making redactions to address reasonable privilege or confidentiality concerns), (F) provide each other (or outside counsel of each Party, as appropriate) with copies of all substantive written communications to or from any Governmental Authority relating to the Merger and the other Transactions and (G) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.1(b) and Section 6.1(c). Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on an outside counsel-only basis to the extent required under applicable Law and may be subject to redactions (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements or (z) in the case of disclosures or information provided in connection with Section 5.5(b), to limit the disclosure of competitively sensitive business information of the Company or Parent or any of their Subsidiaries.
(ii)    Subject to the terms and conditions set forth in this Agreement, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries and Affiliates to, use reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with Antitrust Laws, and to enable all waiting periods under applicable Antitrust Laws to expire, and to use reasonable best efforts to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Authority, in each case, to cause the Transactions to occur as promptly as practicable (and in any event prior to the Outside Date), including (A) obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Authorities in connection with any Antitrust Law, (B) responding as promptly as practicable to any requests for information from any Governmental Authorities, and contesting through litigation and resisting any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger and the Transactions under any applicable Law and (C) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions. In furtherance and not in limitation of the foregoing, if and to the extent necessary to consummate the Merger before the Outside Date, Parent shall offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates, or (ii) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets (any of the actions described in the foregoing clauses (i) and (ii), a “Remedy Action”) except to the extent that such Remedy Actions would, or would reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition; provided that neither Parent nor the Company shall be required to agree to any such efforts or action unless conditioned on the consummation of the Transactions.
(iii)    During the Pre-Closing Period, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, take any action or enter into any Contract (including for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets or otherwise) of any ownership interest or assets of, or any joint venture, license or collaboration with, any Person) that would reasonably be expected to (x) cause Parent, Merger Sub or the Company Group to be required to obtain any additional clearance, consent, approval, waiver, waiting period expiration or termination, non-action or other authorization, under applicable Laws with respect to the Merger and the Transactions or (y) result in a material delay in, materially increase the risk of not achieving or prevent the achievement of, the Antitrust Condition as promptly as possible and in any event prior to the Outside Date.
(iv)    During the Pre-Closing Period, without the express written consent of the other Party, neither Parent nor the Company shall, and each shall cause their respective Affiliates not to, (A) knowingly cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Authority with additional time to review any of the Transactions or (B) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions.
(b)    Antitrust Matters. Without limiting any obligations under, and in furtherance of, Section 5.5(a), each Party agrees to (i) cause the filing of a Notification and Report Form pursuant to the HSR Act to be made within 10 Business Days after the date hereof, (ii) make all other filings required to be made by it by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline and (iii) supply as promptly as practicable any additional information and documentary material that may be required pursuant to the HSR Act or any other Antitrust Law. If any Party or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and advisable and after consultation with the other Party, an appropriate response in substantial compliance with such request.
5.6    Other Consents and Actions
(a)    Third-Party Consents. Prior to the Effective Time, upon request by Parent after reasonable consultation with the Company, the Company shall use its commercially reasonable efforts to obtain any Consents from Third Parties required under a Material Contract; provided that in no event shall any Company Group Member be obligated to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, or agree to any amendments, supplements, modifications or waivers of the existing terms of any Contract, or otherwise agree to assume or incur any liability, for the purposes of obtaining any such Consents from a Third Party; provided, further, that the failure to obtain any such Consent shall not constitute a breach of this Agreement, nor shall it amount to or result in a failure to meet any condition set forth in Article VI.
(b)    Repayment of Indebtedness. The Company shall use commercially reasonable efforts to obtain, with respect to each item of indebtedness for borrowed money required to be repaid upon Closing, as set forth on Schedule 5.6(b) of the Company Disclosure Schedules (including each Company Credit Agreement), a customary pay-off letter or termination agreement in form and substance reasonably acceptable to Parent (each, a “Payoff Letter”) providing for the prepayment, payoff, discharge and termination in full of all obligations outstanding under, and the release of all Liens related to, such indebtedness (other than claims that expressly survive the termination thereof) (the “Payoff”). The Company shall (i) provide Parent with a draft of each Payoff Letter at least three Business Days prior to the Closing and a copy of each fully executed Payoff Letter at least one Business Day prior to the Closing Date and (ii) deliver (by no later than the date required under the applicable instrument governing such indebtedness) any notices (including notices of prepayment and/or notice of commitment termination that may be conditioned upon the consummation of the Closing and the other Transactions) required to effect the Payoff at the Closing. At or prior to the Closing, Parent shall provide, or cause to be provided, all funds necessary to pay in full the aggregate amount of the indebtedness reflected in the Payoff Letters (or, with respect to any indebtedness that Parent elects in writing to assume rather than repay, shall assume such indebtedness), and Parent shall cause all such amounts to be paid to the applicable holders of such indebtedness concurrently with, and as a condition to the effectiveness of, the Closing. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to pay any fees, incur or reimburse any costs or expenses or make any payment in respect of such Indebtedness or the Payoff prior to the occurrence of the Effective Time. Prior to the Closing, in no event will there be any default or event of default under any of the Company Credit Agreements that has resulted in the lender thereunder accelerating any payments due under such Contracts, after giving effect to any amendments or waivers obtained thereunder. The Company will provide Parent with a copy of all compliance certificate, borrowing base certificate and notices and material communications delivered to or received from the lenders under the Company Credit Agreements.
(c)    Convertible Debentures. Prior to the Effective Time, to the extent reasonably requested in writing by Parent, the Company shall give all notices and take all other actions required pursuant to the terms of the Convertible Debentures in connection with or as a result of the Transactions (it being agreed that the Company will use commercially reasonable efforts to provide copies of any such notice to Parent at or prior to delivering any such notice, and shall reasonably consider all comments provided by Parent with respect thereto). Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to pay any fees, incur or reimburse any costs or expenses or make any payment in respect of the Convertible Debentures prior to the occurrence of the Effective Time.
5.7    Access. During the Pre-Closing Period, upon reasonable prior notice, the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts, at Parent’s sole expense, to (a) afford Parent’s officers and other Representatives reasonable access, during normal business hours, to its employees and other personnel, properties, books, contracts, documents, files and records and (b) furnish promptly to Parent’s officers or other Representatives all information concerning its business, products, properties and personnel as may reasonably be requested by Parent’s officers and other Representatives; provided that no access or information made available pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company to permit any access or inspection, or to disclose any information, or to take any other action (or restrain from taking any action) that in the reasonable judgment of the Company would (i) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) reasonably be expected to result in the loss of any attorney-client, attorney work product or other legal privilege or (iii) be prohibited by applicable Law or the terms of any Contract, it being agreed that, in each case, the Company shall give notice to Parent of the fact that it is withholding such information or documents or denying such access and thereafter, at Parent’s written request, the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to, as applicable, disclose such trade secrets, violate such restriction, Law or Contract or waive the applicable privilege or protection. Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.7 (or otherwise pursuant to this Agreement) for any purpose unrelated to the consummation of the Transactions or the post-Closing operation of the Surviving Corporation and its Subsidiaries. Any investigation conducted pursuant to the access contemplated by this Section 5.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of any Company Group Member of their normal duties. Nothing in this Section 5.7 shall be construed to require the Company or any of its Subsidiaries or Representatives to prepare any reports, analyses, appraisals or opinions that are not readily available. Nothing in this Section 5.7 or in any other part of this Agreement shall require the Company to permit any inspection of, or to disclose any information regarding, the deliberations of the Company Board with respect to the Merger or the other Transactions or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to the Company Board in connection herewith (including materials prepared by the Company Board’s financial advisors), nor shall anything in this Section 5.7 require the Company to permit any inspection of, or to disclose any information regarding, an Alternative Proposal, which shall be governed by Section 5.2. Notwithstanding anything to the contrary set forth in this Agreement, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee or other service provider of any Company Group Member not involved in the negotiation or consummation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company in connection with such transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by specified Representatives of the Company. All requests for access pursuant to this Section 5.7 must be directed to such specified Representatives of the Company as the Company may designate from time to time. Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and each of their respective employees, directors and officers, from and against all direct damages resulting from or relating to the gross negligence or willful misconduct of Parent and its Representatives in connection with the activities of Parent and its Representatives under this paragraph. All information provided to Parent, Merger Sub and their respective Representatives shall be governed by the terms of the Confidentiality Agreement and all information provided by Parent, Merger Sub or any of their respective Representatives to the Company, its Subsidiaries or any of their respective Representatives in connection with this Agreement, shall be governed by the Confidentiality Agreement.
5.8    Employee Benefits.
(a)    Continuing Employee Compensation and Benefits. Parent agrees that each employee of the Company Group who is employed at the Effective Time (a “Continuing Employee”) shall, for so long as such Continuing Employee remains employed during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (or if earlier, the date of the Continuing Employee’s termination of employment with the Company Group) (the “Continuation Period”), be provided with (i) base salary or wage rates, as applicable, that are no less than the base salary or wage rates, as applicable, provided by the Company Group to such Continuing Employee immediately prior to the Effective Time, (ii) target cash incentive or bonus opportunities (including commissions), if any, that are no less than such opportunities provided by the Company Group to such Continuing Employee immediately prior to the Effective Time and (iii) other compensation and benefits that are substantially comparable, in the aggregate, to those provided by the Company Group to such Continuing Employee immediately prior to the Effective Time. The one-year Continuation Period described in the immediately preceding sentence shall not apply to severance, severance payments and benefits, which shall be provided solely as, and to the extent, set forth in Section 5.8(c). Nothing in this Section 5.8 shall (x) require Parent, the Surviving Corporation or any of their Affiliates to continue the employment of, or retain, any Continuing Employee for any period following the Effective Time, (y) alter the at-will nature of any employment or (z) limit the right of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any or no reason, and the compensation and benefit levels set forth above shall apply only for so long as, and to the extent that, such Continuing Employee remains employed. Parent hereby acknowledges that a “change of control” (or similar term) within the meaning of the Benefit Plans shall occur at the Effective Time.
(b)    Service Credit; Welfare Plans. Parent shall (i) cause any pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods under any health and welfare plans of Parent or its Affiliates applicable to Continuing Employees to be waived with respect to the Continuing Employees and their eligible dependents to the same extent such limitations are waived for such Continuing Employee under any comparable Benefit Plan prior to the Effective Time, (ii) for purposes of each health and welfare plan of Parent or its Affiliates under which Continuing Employees become eligible to participate in on or after the Closing, provide to each Continuing Employee credit for the plan year in which the Effective Time occurs (or, if later, the plan year in which the Continuing Employee becomes eligible to participate in the applicable comparable Parent or Affiliate benefit plan) towards applicable deductibles, coinsurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee full credit for such Continuing Employee’s employment with the Company Group (and each Company Group Member’s predecessors) for all purposes (including eligibility, vesting and level of benefits) under each applicable Parent or Affiliate benefit plan in which Continuing Employees become eligible to participate on or after the Closing (including with respect to any severance or change in control benefits), but not where such credit would result in a duplication of benefits.

(c)    Severance. Parent and the Surviving Corporation may terminate the employment of any employee of the Company Group at any time on or after the Effective Time in compliance with the Worker Adjustment and Retraining Notification (WARN) Act, as applicable. No Continuing Employee shall be entitled to any severance or termination payments except as required by applicable Law, a written agreement between such employee and a Company Group Member or a written severance policy of the Company that provides employees of the Company with the severance payments and termination payments or benefits under the applicable formula set forth, or otherwise described, in Schedule 5.8(c) of the Company Disclosure Schedules. Prior to the Closing Date, the Company may adopt a severance plan (after consulting with Parent) that provides employees of the Company with the severance payments and termination payments or benefits under the applicable formula set forth, or otherwise described, in Schedule 5.8(c) of the Company Disclosure Schedules (such payments and benefits, the “Transaction Severance Benefits”). Parent shall be solely responsible for paying all Transaction Severance Benefits that become payable following the Closing, and Parent shall pay (or cause the Surviving Corporation to pay) such Transaction Severance Benefits as soon as reasonably practicable following the applicable termination. Payment of any Transaction Severance Benefits shall be conditioned upon the applicable Continuing Employee’s execution and non-revocation of a customary release of claims, in form reasonably acceptable to Parent, in favor of the Company, Parent and their respective Affiliates, except to the extent such condition would violate applicable Law or the terms of an applicable Benefit Plan or existing written agreement.
(d)    2026 Annual Bonuses. Prior to the Closing Date, the Company Board may determine achievement of the Company’s 2026 annual bonus plan (after consultation with Parent and consistent with past practice) and pay annual bonuses in respect of calendar year 2026, prorated based on the number of days elapsed from January 1, 2026 through the Closing Date (the “2026 Annual Bonuses”); provided that the aggregate amount of such 2026 Annual Bonuses shall not exceed the target level for calendar year 2026 (as so prorated through the Closing Date) without Parent’s prior written consent. If the Company has not paid the 2026 Annual Bonuses prior to the Effective Time, then, no later than March 15, 2027, Parent shall or shall cause the Surviving Corporation to pay, through the Surviving Corporation’s payroll systems, bonuses to each individual who was employed by the Company immediately prior to the Effective Time in an amount equal to such individual’s annual cash bonus in respect of calendar year 2026, prorated through the Closing Date, in the amount determined by the Company Board, in each case, net of any amounts required to be withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, subject to the individual’s continued employment through the payment date (the “Payment Date”). If Parent or the Surviving Corporation or any of their respective Affiliates terminates the employment of any Continuing Employee for any reason other than for Cause (as defined in Schedule 2.7(d)(ii)(C) of the Company Disclosure Schedules) prior to the Payment Date, such Continuing Employee shall receive their 2026 Annual Bonus within five Business Days of their date of termination, subject to such individual’s execution of a general release of claims in favor of the Company, Parent and related Persons.
(e)    No Amendment of Benefit Plans; No Third-Party Beneficiaries. Nothing contained in this Section 5.8 is intended to (i) be treated as establishing or amending any Benefit Plan or employee benefit plan, program, policy or arrangement, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan in accordance with their terms, (iii) prevent or restrict in any way the right of Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the service of any employee, officer, director, manager or consultant of the Company Group at any time following the Effective Time, or (iv) create any third-party beneficiary rights in any employee or other service provider of any Company Group Member, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.
(f)    Cooperation. Following the date hereof, each of Parent and the Company (and their respective Affiliates) will use commercially reasonable efforts in all matters necessary to effect the transactions contemplated by this Section 5.8 and the requirements of any applicable Law and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard.
(g)    Restructuring. Following the date hereof, the Company shall implement the restructuring plan that the Company announced on April 7, 2026, subject to the Company having sufficient cash to pay severance and other costs required therefor without causing a Net Working Capital Shortfall and compliance with the Company Credit Agreements.
5.9    Publicity. The initial press release regarding the Merger and the other Transactions shall be a joint press release mutually agreed by the Company and Parent as of the date hereof and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements, disclosures or communications with respect to the Merger and the other Transactions and prior to making any filings, furnishings or submissions of documents with any Third Party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, in which case the Party making the disclosure shall give the other Party reasonable opportunity to review and comment upon such disclosure or communication to the extent reasonably practicable and legally permitted. Notwithstanding the foregoing, each of the Company and Parent may, without such consultation or consent, make disclosures and communications (a) of any information that is already publicly available or previously disclosed by the Parties in accordance herewith or (b) in response to inquiries from the press or analysts, or via presentations, publicly available conference calls and other forums to employees, customers, suppliers and investors, in each case, to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by both the Company and Parent. In addition, no such consultation or consent shall be required with respect to public statements or disclosures made or proposed to be made (i) in connection with any dispute between the Parties regarding this Agreement or (ii) by the Company in connection with an Alternative Proposal, a Superior Proposal, an Adverse Recommendation, a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an Intervening Event or any action taken in connection therewith, in each case, that does not violate the terms and conditions hereof.
5.10    Expenses. Except as otherwise provided in Section 5.5, Section 5.7, Section 5.11 and Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the Party incurring such expense, except (a) Parent shall pay any and all other filing fees for the Company Approvals and (b) Parent shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes and fees arising in connection with the consummation of the Transactions.
5.11    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time until the sixth anniversary thereof, to the fullest extent permitted under applicable Law, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to: (A) indemnify and hold harmless each present and former director and officer of each Company Group Member (in each case, when acting in such capacity or in any other capacity on behalf of the Company or its Subsidiaries), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of matters (including any actions or omissions) existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, and (B) advance expenses (including attorneys’ fees) as incurred by an Indemnified Party; provided that, if required by applicable Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event any claim for indemnification or advancement is asserted or made within such six-year period, all rights to indemnification and advancement in respect of such claim shall continue until the disposition of such claim. Without limiting the foregoing, for a period of six years following the Effective Time, Parent shall, to the fullest extent permitted under applicable Law, cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the exculpation, indemnification and advancement of expenses obligations of the Company and any of its Subsidiaries under the Charter, the Bylaws, the governing documents of any Subsidiary, and any and all applicable indemnification agreements in effect as of the date hereof to which a Company Group Member is a party.
(b)    The Company shall obtain a “tail” insurance policy, the premium, costs and expenses of which will be borne solely by Parent (or, after the Closing, the Surviving Corporation), with a claims period of at least six years from and after the Effective Time from an insurance carrier with a credit rating the same as or better than the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall the Surviving Corporation be required, or, prior to the Effective Time, shall the Company be permitted, to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.
(d)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Company Group Member for any of their respective directors, officers or other employees including the Indemnified Parties; it being understood and agreed that the indemnification and advancement provided for in this Section 5.11 is not prior to or in substitution of any such claims under such policies.

(e)    The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
(f)    The rights of the Indemnified Parties under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the Charter, Bylaws or any Company Subsidiary Document, or under any applicable Contracts or Laws.
5.12    Transaction Litigation; Other Actions by the Company.
(a)    Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other Transactions is brought, or, to the Company’s Knowledge, threatened against the Company or any members of the Company Board (“Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such Transaction Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that (a) Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries) and (b) no such prior consent by Parent shall be required (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Proxy Statement, but in each case only if such settlement is not of a nature that would entitle Parent to withhold its consent pursuant to clause (a) above. For the avoidance of doubt, Transaction Litigation will not include any claims arising from or in response to any efforts by the Company to enforce the terms of this Agreement. In the event of any conflict between the provisions of this Section 5.12 and Section 5.1, this Section 5.12 shall control.
(b)    Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL, is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.
5.13    Parent Vote. Promptly (but not later than one hour) following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement by written consent approving the Merger in accordance with applicable Law and deliver a copy thereof to the Company.
5.14    Section 16 Matters. Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the Merger and the other Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15    Nasdaq Listing. From the date hereof through the Closing Date, the Parties shall use reasonable best efforts to satisfy any applicable initial and continuing listing requirements of Nasdaq.
5.16    Section 280G. The Company and Parent shall use their reasonable best efforts to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code (including as a result of the Merger under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans) on any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1).
5.17    Financing.
(a)    Prior to the Closing, each of Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount required to satisfy the Financing Uses not later than the Closing Date on the terms and conditions described in or contemplated by the Commitment Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions set forth in the Commitment Letter so long as such other terms would not have any result, event or consequence described in any of clauses (i) through (iv) of Section 5.17(c)), including by using reasonable best efforts to (i) maintain in full force and effect the Commitment Letter and comply with its obligations thereunder in all material respects in a timely and diligent manner, (ii) satisfy and comply with on a timely basis (or obtain a waiver to) all conditions and covenants applicable to Parent and Merger Sub in the Commitment Letter that are within their control that are to be satisfied by Parent or Merger Sub, (iii) enforce Parent’s and Merger Sub’s rights under the Commitment Letter and (iv) consummate the Financing in an amount required to satisfy the Financing Uses at or prior to the Closing, which such reasonable best efforts shall include, in the event that all conditions contained in the Commitment Letter (except those that, by their nature, are to be satisfied at the Closing) have been satisfied or waived, to cause Sponsor to comply with their respective obligations, including to satisfy the Financing Uses on the Closing Date.
(b)    Neither Parent nor Merger Sub shall, without the prior written consent of the Company: (i) permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Commitment Letter (other than to increase the amount of Financing available thereunder), if such amendment, restatement, supplement, termination, modification or waiver would (A) impose any new or additional (or adversely modifies any existing) conditions precedent to the funding of the Financing in an amount required to satisfy the Financing Uses or would otherwise adversely change, amend, modify or expand any of the conditions precedent to the funding of the Financing, (B) be reasonably expected to prevent or delay the availability of all or a portion of the Financing necessary to satisfy the Financing Uses (after taking into account any available cash of the Company) or the consummation of the Transactions, (C) reduce the aggregate amount of the Financing below the amount necessary to satisfy the Financing Uses or (D) otherwise adversely affect the ability of Parent or Merger Sub to enforce their rights under the Commitment Letter or (ii) terminate the Commitment Letter unless such Commitment Letter is replaced at such time with a new commitment letter that would satisfy the preceding clause (i). As promptly as practicable following execution thereof (but in any event within two Business Days), Parent shall furnish to the Company a correct and executed copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Commitment Letter. For purposes of this Agreement (other than with respect to the representations and warranties contained in this Agreement made by Parent or Merger Sub that are made expressly with respect to the Agreement Date), references to (1) the “Financing” will include the financing contemplated by the Commitment Letter as permitted by this

Section 5.17 to be amended, restated, replaced, supplemented or otherwise modified or waived and (2) the “Commitment Letters” shall include such document as permitted by this Section 5.17 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.
(c)    Upon the request of the Company, Parent shall, and shall cause its Representatives to, keep the Company informed as promptly as practicable (and in any event within two Business Days) in reasonable detail of the status of, and any material developments in, their efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under the Commitment Letter of which Parent or Merger Sub becomes aware, (ii) of any termination of the Commitment Letter, (iii) of the receipt by Parent or Merger Sub or their respective Affiliates of any written notice or other communication from any financing source with respect to any (A) actual or potential default, breach, termination or repudiation of the Commitment Letter or any provision thereof, or (B) dispute or disagreement between or among any parties to the Commitment Letter that would reasonably be expected to prevent or materially delay the Closing or make the funding of the Financing required to satisfy the Financing Uses on the Closing Date less likely to occur and (iv) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing necessary to satisfy the Financing Uses on the terms, in the manner or from the sources contemplated by the Commitment Letter.
5.18    Financial Information; Compliance Certificate; Per Share Cash Consideration Adjustment.
(a)    Within 15 Business Days after the end of each fiscal month, the Company will deliver a balance sheet, income statement and statement of cash flows as of and for such fiscal month, with a comparison to the prior month.
(b)    On the first Business Day of each week (or as promptly as practicable thereafter), the Company shall provide Parent with its cash and cash equivalents balance for the prior week. The Company shall provide Parent with a statement of its rolling 13-week cash flow, which will be updated on a weekly basis.
(c)    On the first Business Day of each month, the Company will deliver an officer’s certificate certifying material compliance with Section 5.1.
(d)    Five Business Days prior to the anticipated Closing Date, the Company will provide a statement of its Net Working Capital as at the end of the last completed fiscal month prior to the Closing. If the Net Working Capital as of such date is less than the amount set forth on Section 5.18(d) of the Company Disclosure Schedule (the amount of such shortfall, the “Net Working Capital Shortfall”), then the Per Share Cash Consideration shall be reduced by an amount equal to (i) Net Working Capital Shortfall divided by (ii) 219,440,000.
5.19    Current SEC Filings. The Company will file on a timely basis its Form 10-K, Form 10-Q and any material Form 8-K (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by it to the SEC.
5.20    Notification. Prior to the Closing, the Company will provide prompt written notice of: (i) any material breach of a covenant or representation of this Agreement, (ii) any Effect that would reasonably be likely to be a Material Adverse Effect, (iii) any going-concern qualification in any audit opinion, (iv) any Nasdaq deficiency or delisting notice, (v) any loss or threatened loss of a Material Customer or Material Contract, (vi) any material new litigation or investigation and (vii) the departure of any employee with a title of vice president or above, in each case, of which the Company has Knowledge; provided that the failure of the Company to comply with this Section 5.20 shall not be deemed to be a breach of covenant under this Section 5.20, but instead shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be and to the extent applicable, if and solely to the extent occurring.
5.21    Transaction Structure. The Parties will comply with the obligations described on Section 5.21 of the Company Disclosure Schedule.
ARTICLE VI.
CONDITIONS
6.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each Party to consummate the Merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time:
(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)    Antitrust Clearance. The waiting period applicable to the consummation of the Merger pursuant to the HSR Act shall have expired or been terminated and the approvals and clearances under the foreign Antitrust Laws of the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules shall have been obtained (the “Antitrust Condition”).
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have issued, enforced or entered any binding Order following the date hereof that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger (the “No Restraints Condition”); provided that no Party shall be permitted to invoke this Section 6.1(c) if such Party’s failure to comply with Section 5.5 is the primary cause of the failure of this condition to be satisfied.
6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in:
(i)    Section 3.2(a) and Section 3.2(b) shall be true and correct as of the Closing Date (except for representations and warranties that are made as of a specified date or time, which shall have been so true and correct as of such specified date or time), except, in each case, for such failures to be true and correct that would not reasonably be expected to cause more than a de minimis increase in the aggregate amounts payable by Parent or Merger Sub in the Transactions;
(ii)    Section 3.7(a) shall be true and correct in all respects as of the Closing Date;

(iii)    Section 3.1, Section 3.4 and Section 3.22 (collectively, the “Fundamental Representations”) shall, if qualified by materiality or “Material Adverse Effect,” be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date (except for Fundamental Representations that are made as of a specified date or time, which shall be so true and correct as of such specified date or time); and
(iv)    Article III (other than Section 3.2(a), Section 3.2(b), Section 3.7(a) and the Fundamental Representations) shall be true and correct in all respects (disregarding all qualifications set forth therein relating to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) as of the Closing Date, except (A) where the failure to be so true and correct has not had a Material Adverse Effect and (B) for such representations and warranties that are made as of a specified date or time, which shall have been so true and correct as of such particular date or time, except where the failure to be so true and correct as of such date or time has not had a Material Adverse Effect.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.
(d)    Officers’ Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
6.3    Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article IV shall, if qualified by materiality, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date (except for such representations and warranties made as of a particular date or time, which shall have been so true and correct as of such date or time).
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have each performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    Officers’ Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
6.4    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, as a basis for not consummating the Transactions, on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by any breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

ARTICLE VII.
TERMINATION
7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company, if:
(i)    the Merger shall not have been consummated by 11:59 p.m. on December 31, 2026 (the “Outside Date”); provided that (x) the Outside Date may be further extended by mutual written consent of Parent and the Company and (y) the right to terminate this Agreement pursuant to this Section 7.1(b)(i) will not be available to any Party whose breach of this Agreement has proximately caused or resulted in the failure of the Closing to occur prior to such date;
(ii)    a Law shall have been enacted or issued by a Governmental Authority of competent jurisdiction permanently restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Merger, and such Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) will not be available to any Party whose breach of this Agreement has proximately caused or resulted in the failure of the Closing to occur prior to such date; or
(iii)    the Company Stockholder Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Company Stockholder Approval shall not have been obtained at such meeting;
(c)    by Parent if:
(i)    the Company Board has made an Adverse Recommendation or, following the public announcement of an Alternative Proposal, the Company Board fails to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing; provided that (A) Parent may only request one such reaffirmation with respect to each individual Alternative Proposal (provided that any Alternative Proposal that is modified in any material respect shall be considered a new and separate Alternative Proposal for purposes of this Section 7.1(c)(i)) and (B) Parent’s right to terminate this Agreement pursuant to this Section 7.1(c)(i) will expire at 11:59 p.m. on the 10th Business Day following the date on which the Company Board made an Adverse Recommendation; or
(ii)    (A) Parent and Merger Sub are not in material breach of any of their obligations under this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 7.1(d)(ii), (B) the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, (C) such breach or failure to perform would cause a failure of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) to be satisfied, (D) Parent notifies the Company of such breach or failure to perform in writing and (E) if curable, the Company fails to cure such breach or failure to perform within the earlier of (I) 15 days of its receipt of such notice and (II) the Outside Date;
(d)    by the Company if:

(i)    (A) at any time prior to the time at which the Company receives the Company Stockholder Approval, if the Company Board determines to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 5.2(e) and (B) concurrently with such termination, the Company pays to Parent the Company Termination Fee; or
(ii)    (A) the Company is not in material breach of any of its obligations under this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 7.1(c)(ii), (B) Parent or Merger Sub has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, (C) such breach or failure to perform would cause a failure of the condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, (D) the Company notifies Parent of such breach or failure to perform in writing and (E) if curable, Parent fails to cure such breach or failure to perform within the earlier of (I) 15 days of its receipt of such notice and (II) the Outside Date.
7.2    Effect of Termination. Any valid termination of this Agreement under this Article VII will be effective immediately upon the delivery of a written notice of the terminating Party to the other Parties. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages to the other Parties (which the Parties acknowledge and agree may include, to the fullest extent permitted by Section 261 of the DGCL, amounts representing, or based on the loss of, any premium or any other economic entitlement the holders of Common Stock or Company Equity Awards would be entitled to receive under this Agreement if the Closing were to occur in accordance with the terms of this Agreement, taking into account the time value of money, which shall be deemed in such event to be damages of the Company) resulting from Fraud or any Willful and Material Breach of this Agreement prior to such termination and (b) the provisions set forth in Article I, the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 8.4, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.10 and Section 8.12 shall each survive the termination of this Agreement. For the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.
7.3    Termination Fees.
(a)    Company Termination Fee. The Company shall pay or cause to be paid to Parent the Company Termination Fee if (i) the Company terminates this Agreement pursuant to Section 7.1(d)(i), (ii) Parent terminates this Agreement pursuant to Section 7.1(c)(i) or (iii) (x) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), (y) a bona fide Alternative Proposal by a Third Party shall have been publicly announced after the date hereof and prior to the date of such termination and such Alternative Proposal shall not have been publicly withdrawn prior to the date of such termination, and (z) within one year following such termination, the Company consummates an Acquisition Transaction or enters into a definitive acquisition agreement providing for an Acquisition Transaction that is subsequently consummated. If the Company Termination Fee is due under the foregoing clause (i), it shall be paid to Parent by wire transfer of same-day funds substantially concurrently with such termination, if the Company Termination Fee is due under the foregoing clause (ii), it shall be paid to Parent by wire transfer of same-day funds on the second Business Day following the date of termination of this Agreement, and if the Company Termination Fee is due under the foregoing clause (iii), it shall be paid to Parent by wire transfer of same-day funds on the second Business Day following consummation of the Acquisition Transaction referenced in Section 7.3(a)(iii)(z). For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(b)    Payment; Enforcement Costs. Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement. If the Company fails to pay any amount due when such amount becomes due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or Merger Sub commences a Proceeding with respect to the Company’s failure to pay an amount due pursuant to this Section 7.3, the non-prevailing party in such Proceeding shall pay to the prevailing party in such Proceeding all of the prevailing party’s reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in connection with such action), together with interest on the amount of the Company Termination Fee at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made, plus 5% accruing from such date through the date of actual payment. The Parties further acknowledge that the right to receive the Company Termination Fee shall not limit or otherwise affect Parent’s or Merger Sub’s other remedies under this Agreement (including the remedies provided in Section 8.5); provided that in no event shall Parent be entitled to receive both specific performance resulting in the consummation of the Merger and payment of the Company Termination Fee.
ARTICLE VIII.
MISCELLANEOUS AND GENERAL
8.1    Survival. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
8.2    Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that after receipt of the Company Stockholder Approval, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders unless the Company Stockholder Approval is obtained again with respect to the effectiveness of such amendment. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section 8.2 (and any other provision of this Agreement to the extent a modification or amendment of such provision would modify the substance of such Sections) may only be modified or amended with Company Stockholder Approval.
8.3    Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and, at any time and from time to time prior to the Effective Time, may be waived by such Party in whole or in part to the extent permitted by applicable Laws. Any such waiver shall be valid only if set forth in writing and signed by the Party or Parties to be bound thereby. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.
(b)    The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, solely if such court finds it lacks jurisdiction, the federal courts of the United States of America located in the State of Delaware, and any appellate court from any thereof, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in the Court of Chancery of the State of Delaware, or solely if such court finds it lacks jurisdiction, the federal courts of the United States of America located in the State of Delaware, and any appellate court from any thereof. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER AND THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY AGREEMENT CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER OR THE OTHER TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 8.4.
8.5    Remedies.
(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of, or operate as a waiver of, any other remedy.
(b)    Subject to Section 7.2, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, (ii) the provisions of Section 7.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent or Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief, and (iii) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.
(c)    The Parties agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, on the other hand, or (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
(d)    The Parties agree that the Company shall have the right, on its own behalf and, in accordance with and to the fullest extent permitted by Section 261 of the DGCL, as representative on behalf of the Company Stockholders and the holders of Company Equity Awards, to pursue monetary damages to the fullest extent permitted by Section 261 of the DGCL, including the loss of premium and other economic entitlement such holders would be entitled to receive if the Transactions were consummated pursuant to the terms of this Agreement. For the avoidance of doubt, (i) only the Company (and not the holders of Common Stock or Company Equity Awards) may bring an action pursuing liability for such damages and (ii) the Company may retain, without distribution to the Company Stockholders or the holders of Company Equity Awards, any damages received.
8.6    Notices. All notices, requests, instructions, consents, claims, demands, waivers and other communications to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email (unless the sender receives an automatic notification of a failure of transmission in connection therewith). Such communications must be sent to the respective Parties at the following addresses (or at such other address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 8.6):
If to Parent or Merger Sub:
Action Acquisitions LLC
757 Fifth Avenue, 37th Floor
Attention: Charles Tebele, Manager
Email: charlie@starmanholding.com
With a copy (which shall not constitute notice) to:
Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
Attention: Larry K. Hutcher
Email: LKH@dhclegal.com
If to the Company:
GoPro, Inc.
3025 Clearview Way
San Mateo,California
Attention: Jason Stephen
Email: legal@gopro.com; jstephen@gopro.com
With a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California St
Mountain View, CA 94041
Attention:     David Michaels
        Bomi Lee
Email:        DMichaels@fenwick.com
        bomi.lee@fenwick.com
8.7    Entire Agreement. This Agreement (including the Exhibits) and the Confidentiality Agreement (together with other agreements entered into in connection therewith) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, oral or written, with respect to such matters; provided that, for the avoidance of doubt, the Confidentiality Agreement shall survive in accordance with its terms. Notwithstanding anything to the contrary in the Confidentiality Agreement, each Party’s and/or its respective Affiliates’ and Representatives’ (as defined in the Confidentiality Agreement) obligations under the Confidentiality Agreement shall survive until the later of the termination of such Person’s respective obligations thereunder pursuant to the terms thereof and the consummation of the Merger and the other Transactions. The Company Disclosure Schedules constitute “facts ascertainable” as that term is used in Section 251(b)

of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
8.8    Third-Party Beneficiaries. Parent and Merger Sub hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the Company and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent and Merger Sub, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties, except (i) as set forth in Section 8.5(d) and (ii) that (x) after the Effective Time occurs the former holders of shares of Common Stock and Company Equity Awards shall be express third-party beneficiaries of Article II and (y) the Indemnified Parties shall be express third-party beneficiaries of Section 5.11.
8.9    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Without limiting the generality of the foregoing, Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.
8.10    Severability. The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof; provided that the Parties intend that the remedies and limitations thereon (including as set forth in Section 7.3(b) and Section 8.5(b)) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable or subject to modification pursuant to the following sentence in any manner that increases any Party’s liability or obligations in this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

8.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, and any attempted or purported assignment or delegation in violation of this Section 8.11 shall be null and void; provided that with the Company’s prior written consent, Parent may assign all or a portion of its obligations hereunder to any Affiliate or to any direct or indirect wholly owned subsidiary of Parent; provided, further, that any such assignment (a) shall not, and shall not be permitted if such assignment would, prevent, impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement; and (b) shall not in any way relieve or affect Parent’s or Merger Sub’s obligations or liabilities under this Agreement and Parent shall continue to remain liable for such obligations and liabilities. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.
8.12    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.
GOPRO, INC.
By:  /s/ Nicholas Woodman
Name: Nicholas Woodman
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.
ACTION ACQUISITIONS LLC
By:  /s/ Charlie Tebele
Name: Charlie Tebele
Title: Manager
STARMAN OPTICAL, INC.
By:  /s/ Charlie Tebele
Name: Charlie Tebele
Title: Director
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of Certificate of Incorporation of Surviving Corporation
(Intentionally Omitted.)